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As filed with the Securities and Exchange Commission on November 30, 2004

Registration No. 333-113060

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
Amendment No. 4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PUBLIC MEDIA WORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or jurisdiction or incorporation or organization)	7812 (Primary Standard Industrial Classification Code)	98-0020849 (I.R.S. Employer Identification Number)
14759 Oxnard Street Van Nuys, California 91411 818-904-9029 (Address and telephone number of principal executive offices)
Thomas A. Szabo Chief Executive Officer Public Media Works, Inc. 14759 Oxnard Street Van Nuys, California 91411 Telephone: 818-904-9029 Facsimile: 818-688-8007 (Agent for service)

Copies to:
David B. Stocker, Esq. 4745 North Seventh Street, Suite 234 Phoenix, Arizona 85014 Telephone: 602-235-9080 Facsimile: 602-926-0322

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement or the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount of securities to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate price	Amount of registration fee

Common Stock, par value $0.0001	5,000,000	$2.00(2)	$10,000,000	$1267(3)

(1)
Pursuant to Rule 416 of the Act, this registration statement also covers such indeterminate additional shares of common stock as may become issuable as a result of stock splits, stock dividends or other similar events.

(2)
Estimated solely for purposes of calculating registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)
Previously submitted with initial filing on Form SB-2.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

November 30, 2004

PUBLIC MEDIA WORKS, INC.

5,000,000 Shares of Common Stock Offered by the Selling Security Holders

        This is our initial public offering, and no public market currently exists for our shares. The selling security holders may sell their shares from time to time at a fixed price of $2.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter, at prevailing market prices or privately negotiated prices.

        There is no minimum number of shares to be sold in this offering. The proceeds from the sale of up to 5,000,000 shares of common stock will be available directly to the selling security holders. There are no arrangements to place any of the proceeds in escrow. WE WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THIS OFFERING.

	Number of shares		Maximum offering price	Underwriting discounts and commissions	Proceeds to the selling security holders

Per share	1		$2.00	$0.00	$2.00

Total	5,000,000	(1)	$10,000,000	$0.00	$10,000,000

(1)
5,000,000 shares of common stock relate to the offering by the selling security holders.

        THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE THE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Summary Information	3
Risk Factors	6
Use of Proceeds	15
Special Note regarding Forward-Looking Statements	15
Selling Security Holders	15
Plan of Distribution	16
Legal Proceedings	18
Directors, Executive Officers, Promoters and Control Persons	19
Security Ownership of Certain Beneficial Owners and Management	21
Description of Securities	22
Interests of Named Experts and Counsel	23
Disclosure of Commission Position of Indemnification	23
Description of Business	23
Description of Property	37
Management's Discussion and Plan of Operation	38
Certain Relationships and Related Transactions	42
Market for Common Equity and Related Stockholder Matters	44
Executive Compensation	45
Changes In and Disagreements With Accountants on Accounting and Financial Disclosure	46
Financial Statements	F-1

SUMMARY

        This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including those set forth under "Risk Factors" and elsewhere in this prospectus. You should read and carefully consider the entire prospectus before making a decision to purchase our common stock.

Our Company

        Public Media Works, Inc. (the "company," "Public Media," "we," or "our") was incorporated in the State of Delaware as Burnam Management, Inc. on March 3, 2000. We changed our name to Public Media Works, Inc. on August 29, 2003. We are an entertainment company that integrates film and television productions with interactive marketing and advertising.

        We are a media studio that develops full-length films and television shows. Development includes drafting the script, creating a working budget and shooting schedule, and attaching actors. In this context, "attachment" of actors generally refers to entering into non-binding letters of intent with actors for a particular production, pending finalization of budgets, producers, director and other significant factors. If commissioned, our involvement generally ends upon completion of development. We may also develop films and shows internally, which will require us to use an outsourced production studio. For internally developed and produced shows, we may also choose to integrate our virtual studio with varying levels of interaction, as well as our sponsorship business segment, partially funding our development with advertising revenues, and permitting potential viewers of our finished products to view the making of our shows and films via our virtual studio. In addition, we may generate revenue by licensing our virtual studio to third party production companies for their films and shows.

        We intend to sell completed films and television shows through distribution agreements and traditional channels of theatrical release, network broadcast, rental release, retail sales, and direct-to-consumer channels. After distribution, our interaction with our virtual studio viewers will continue with respect to future and ongoing products, and we will continue to serve as gatekeeper between our sponsoring advertisers and their targeted virtual studio consumers.

        Our virtual studio lot is an online, virtual presentation that mirrors the physical studio lot where our shows or movies are currently being filmed. Once viewers register and log on to our site, they become virtual "associate producers." If the filming is in pre-production, viewers, as associate producers, are encouraged to make various decisions which, when votes are tabulated, will be implemented in the actual production of the movie or show. These decisions include general and specific selections for props, locations, wardrobe, set design, set dressing and transportation. As the pre-production progresses, viewers will be able to influence the look and feel of each scene by selecting from various props, wardrobes, and set elements provided by sponsors of each production. As viewers cast votes, they gain "points," which will eventually make them eligible for prizes from our sponsors. Casting votes also enables our database to compile an extensive and detailed list of their preferences, which we submit to our sponsors. Our sponsors are never granted direct access to our viewers' information, maintaining our position as gatekeeper to our viewers for the purposes of directed advertisement and solicitation.

        Our virtual studio store stocks suggested purchases, which include books, software, posters, and collectibles, along with a links to various vendor and sponsor sites. We also intend to sell proprietary collectibles and items related to our films and shows, including press release kits of our films and shows with shooting schedules, scripts, autographed head shots of actors in the production, and other collectibles and memorabilia related to each project. Our website and virtual studio will also include standard Internet-based advertising, with page views containing brand logos, click-through charges from our studio page to the brand's website, and brand interaction when consumers select a brand on our site.

        As of November 15, 2004, we had 25,512,500 shares of common stock (par value $0.0001) issued and outstanding.

        Our administrative office is located at 14759 Oxnard Street, Van Nuys, California 91411, telephone: 818-904-9029.

        Our fiscal year end is February 28 or 29.

The Offering by the Selling Security Holders

        We are registering 5,000,000 shares of common stock for sale by the selling security holders, who are identified in our discussion entitled "Selling Security Holders." The selling security holders may sell their shares at a fixed price of $2.00 per share until we complete the process of listing our shares on the OTC Bulletin Board or other exchange. Thereafter, the selling security holders may trade their shares in privately negotiated transactions or at prevailing market prices. See our discussion titled "Plan of Distribution" for further information. There is no minimum number of shares to be sold in this offering. No underwriting arrangements for this offering exist. There are no arrangements to place any of the proceeds in escrow.

        We will not receive any proceeds from the sale of the shares registered herein.

        Our transfer agent is Holladay Stock Transfer, 2939 North 67th Place, Scottsdale, Arizona 85251, telephone (480) 481-3940.

        We have agreed to pay all costs and expenses relating to the registration of our common stock.

FINANCIAL SUMMARY INFORMATION

        The following Financial Summary and Operating Data have been derived from our financial statements for the periods indicated. You should read the following financial data in conjunction with our financial statements and the notes thereto included elsewhere in this Registration Statement.

STATE OF OPERATIONS	FOR THE SIX MONTHS ENDED AUGUST 31, 2004	FOR THE SIX MONTHS ENDED AUGUST 31, 2003	FOR THE YEAR ENDED FEBRUARY 29, 2004	FOR THE YEAR ENDED FEBRUARY 28, 2003	FOR THE PERIOD MARCH 3, 2000 (INCEPTION) THROUGH AUGUST 31, 2004
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Unaudited)
INCOME STATEMENT DATA:
REVENUES	$70,000	$0	$0	$0	$70,000
INCOME (LOSS) FROM OPERATIONS	$(542,815)	$(342,140)	$(746,935)	$(240,162)	$(2,280,884)
NET OTHER INCOME (EXPENSE)	$(14,367)	$(18,133)	$(30,892)	$(31,856)	$(116,811)
INCOME (LOSS) BEFORE INCOME TAXES	$(557,182)	$(360,273)	$(777,827)	$(272,018)	$(2,397,695)
INCOME TAX	$1,700	$800	$1,600	$800	$5,700
NET INCOME (LOSS)	$(558,882)	$(361,073)	$(779,427)	$(272,818)	$(2,403,395)
PER SHARE DATA:
WEIGHTED AVERAGE SHARES OUTSTANDING	25,512,500	5,000,000	12,528,167	5,000,000	9,512,607
NET LOSS PER SHARE	$(.02)	$(.07)	$(.06)	$(.05)	$(.25)
BALANCE SHEET DATA:
TOTAL ASSETS	$202,138	$673,289	$401,086	$32,026	$202,138
CURRENT LIABILTIES	$948,128	$521,714	$588,194	$526,707	$948,128

RISK FACTORS

        An investment in the common stock offered hereby involves a high degree of risk. In addition to the other information in this prospectus, the following risk factors discuss all material risks relating to an investment in our company, and should be considered carefully in evaluating our company and its business. This prospectus contains forward-looking statements. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of our company. Do not place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this prospectus, including the matters set below and in our other SEC filings. These risks and uncertainties could cause our actual results to differ materially from those indicated in the forward-looking statements. We undertake no obligation to update or publicly announce revisions to any forward-looking statements to reflect future events or developments.

WE HAVE A LIMITED OPERATING HISTORY, SO IT WILL BE DIFFICULT FOR POTENTIAL INVESTORS TO EVALUATE THE SUCCESS OF OUR BUSINESS MODEL AND THE EFFECTIVENESS OF OUR MANAGEMENT. IN ADDITION, AS WE ARE CURRENTLY IN AN EARLY STAGE OF OPERATIONS, WE ARE EXPERIENCING SIGNIFICANT EXPENDITURES RELATED TO FUNDING OUR INITIAL OPERATIONS, AND ARE CURRENTLY CARRYING A NET LOSS. IF OUR BUSINESS MODEL IS NOT SUCCESSFUL, OUR MANAGEMENT IS NOT EFFECTIVE, OR WE ARE UNABLE TO GENERATE SUFFICIENT REVENUE TO OFFSET OUR START-UP EXPENDITURES, WE MAY NOT BECOME PROFITABLE, AND THE VALUE OF YOUR INVESTMENT MAY DECLINE OR BE LOST ENTIRELY.

        We are a newly organized corporation and have a limited operating history from which to evaluate our business and prospects. We have earned $70,000 in revenue from our inception to August 31, 2004, and prior to our merger with Burnam Management, Public Media had not generated any revenues. For the six months ended August 31, 2004, we had a net loss of $558,882 and, as of that same date, we had a cumulative net loss of $2,403,395 for the period since inception at March 3, 2000 to August 31, 2004. We cannot assure you that our future operations will be implemented successfully or that we will ever have profits. Moreover, we may not realize revenue from our current projects for a substantial period of time, which may result in our inability to continue financing our operations. If we are unable to sustain our operations, we will be forced to cease operations entirely, and you may lose your entire investment. Furthermore, we are experiencing the initial costs and uncertainties of a newly formed business, including additional expenditures, unforeseen costs and difficulties, complications, and delays, all of which must be resolved and/or paid without the benefit of a predictable revenue stream. These risks and uncertainties include the following:

  •
  our business model and strategy are still evolving and are continually being reviewed and revised;

  •
  we may not be able to successfully implement our business model and strategy; and

  •
  our management has not worked together for very long.

        We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful and the value of your investment in our company will decline or may be lost altogether.

OUR AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT REGARDING OUR ABILITY TO CONTINUE AS A GOING CONCERN. IF WE ARE UNABLE TO CONTINUE AS A GOING CONCERN, WE MAY BE REQUIRED TO SUBSTANTIALLY REVISE OUR BUSINESS PLAN OR CEASE OPERATIONS.

        As of the date of our most recent audit, which included the fiscal years ended February 29, 2004 and February 28, 2003, we had not generated any revenues. As a result, our auditors have expressed substantial doubt about our ability to continue as a going concern. Although we have since begun to generate revenue, we are still operating at a net loss, and expect to continue to incur substantial losses as we complete the development of our business. We have not established any other source of equity or debt financing other than that which is described in our discussion entitled "Management's Discussion and Analysis—Plan of Operations—Liquidity." We cannot assure you that we will be able to obtain sufficient funds to continue the development and pre-production of television shows and motion pictures, that we will be able to produce and sell our scripts, shows and motion pictures, or that our virtual studio will become self-funding. We also cannot assure you that we will be able to generate sufficient revenue from advertisers and sponsors to fund our business or prevent strong fluctuations in our financial position based upon both demand and our ability to meet such demand in film and show development. If we cannot continue as a going concern, we may need to substantially revise our business plan or cease operations, which may reduce or negate the value of your investment.

TO SATISFY OUR CAPITAL REQUIREMENTS, WE MAY SEEK TO RAISE FUNDS IN THE PUBLIC OR PRIVATE CAPITAL MARKETS, WHICH MAY NOT BE GIVEN ON TERMS FAVORABLE TO US, OR WE MAY NOT BE ABLE TO RAISE FUNDS AT ALL. IN THE EVENT THAT WE RECEIVE FUNDS ON UNDESIRABLE TERMS, OR ARE UNABLE TO RECEIVE ADDITIONAL FUNDS, WE MAY NOT BE ABLE TO FUND OUR OPERATIONS AND WILL NOT BE ABLE TO CONTINUE AS A GOING CONCERN. IN ADDITION, THE ADDITIONAL FUNDING MAY HAVE TERMS WHICH WILL DILUTE THE VALUE OF YOUR INVESTMENT.

        Our ability to raise additional funds in the public or private markets will be adversely affected if the results of our business operations are not favorable, or if any of the scripts or films we develop are not well-received. We may seek additional funding through corporate collaborations and other financing vehicles or from loans, credit facilities or investments from new or existing stockholders. We cannot assure you that any such funding will be available to us, or if available, that it will be available on terms favorable to us. If adequate funds are not available, we will not be able to complete the production of our developed projects. As a result, we may be required to discontinue our operations without obtaining any value for our scripts or projects under development, thereby reducing or eliminating the value of our equity, or we could be forced to relinquish rights to some or all of our projects under development in return for an amount substantially less than we expended to develop such products. If we are successful in obtaining additional funds, the terms of the financing may have the effect of diluting your interest in our company.

FOR THE QUARTER ENDED AUGUST 31, 2004, 100% OF OUR REVENUES WERE GENERATED BY TWO CLIENTS. IF WE LOSE THESE CLIENTS, OR FAIL TO DIVERSIFY OUR CLIENT BASE, WE MAY NOT BE ABLE TO GENERATE SUFFICIENT REVENUE TO MEET OUR EXPENDITURES. IN THIS EVENT, WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS OPERATIONS, AND YOU MAY LOSE YOUR ENTIRE INVESTMENT.

        As of August 31, 2004, 100% of our revenues were derived from Behind the Hedge Productions and a joint venture with Neon DVD, Inc. and Familian Productions, LLC. We have generated $70,000 from our agreement with these clients, and do not have an ongoing contract to do further work with Behind the Hedge Productions as of August 31, 2004. Accordingly, if we fail to generate additional clients, and/or end our relationship with Behind the Hedge Productions or the parties to the joint venture, we may not be able to continue our business operations, and you may not be able to recover your investment.

IF OUR FILMS AND TELEVISION SHOWS ARE NOT COMMERCIALLY SUCCESSFUL, WE MAY NOT BE ABLE TO GENERATE SUFFICIENT REVENUE TO FUND OUR OPERATIONS, AND MAY BE UNABLE TO CONTINUE AS A GOING CONCERN.

        Producing television shows and feature length films involves substantial risks, because they require that we spend significant funds based entirely on our preliminary evaluation of the screenplay's commercial potential as a film. Although some of our films and shows will be funded and produced by third parties, we will not retain ownership of these films and shows. We may wish to retain ownership of a portion of our developed shows and films, and will require additional funding to produce these films and shows, and will be subject to risks of ownership, including lack of assurance of profitability and revenues. It is impossible to predict the success of any film or show before the production starts. The ability of a show or film to generate revenues will depend upon a variety of unpredictable factors, including:

  •
  public taste, which is always subject to change;

  •
  the quantity and popularity of other films and shows and leisure activities available to the public at the time of our release;

  •
  the competition for exhibition at movie theatres, through video retailers, on cable television and through other forms of distribution; and

  •
  the fact that not all shows and films are distributed in all media forms.

        For any of these reasons, the shows and films that we produce may be commercially unsuccessful, and the value of our equity interest in any or all of them may be reduced or eliminated entirely. We operate in a particularly unpredictable industry, and, if we are unable to produce products which are commercially successful in this industry, we may not be able to recoup our expenses and/or generate revenues. In the event that we are unable to generate revenues, we may not be able to continue operating as a viable business, and you may lose your investment entirely.

IF WE LOSE THE SERVICES OF KEY PERSONNEL, IT MAY SUBSTANTIALLY HARM OUR ABILITY TO OPERATE AND EARN REVENUE.

        Our success is highly dependent upon the continued services of key members of our management, including our Chairman and Chief Executive Officer, Thomas A. Szabo, our President and director, Corbin Bernsen, and our Executive Vice President, Acting Chief Financial Officer and director, Shaun D.C. Edwardes. Virtually all decisions concerning the conduct of our business, including the properties and rights to be created or acquired by Public Media and the arrangements to be made for such distribution, are made by or controlled by Messrs. Szabo, Bernsen and Edwardes. Each of these officers devotes a minimum of 40 hours per week to the operation and management of our business. The loss of any of these individuals could have a material adverse effect on us. We have not entered into any agreement with Messrs. Szabo, Bernsen and Edwardes that would prevent them from leaving us, nor have we obtained any key man life insurance. If we lose either of their services, we may not be able to hire and retain other officers with comparable experience or contacts. As a result, the loss of the services of any of these individuals may limit our ability to properly conduct our operations in a cost-effective manner, and will require us to identify, employ and train new personnel, which will require both financial resources and the time of our remaining employees. Should we be unable to locate adequate replacement personnel, we may not be sufficiently competitive in our market to generate sufficient revenue to finance our continuing operations. Accordingly, the loss of any of these individuals may result in our inability to continue operations in the same manner and with the same level of industry and investment interest as may exist prior to their departure, which, as a result, may reduce the value of your investment.

SINCE OUR OFFICERS AND DIRECTORS DO NOT DEVOTE THEIR FULL BUSINESS TIME TO OUR BUSINESS, WE MAY NOT BE ABLE TO ACT ON OUR BUSINESS OPPORTUNITIES OR RESPOND TO INDUSTRY OR MARKET FORCES IN A TIMELY MANNER, WHICH MAY REDUCE OUR COMPETITIVENESS AND, AS A RESULT, THE VIABILITY OF OUR BUSINESS AND OPERATIONS.

        The persons serving as our officers and directors have existing responsibilities and may have additional responsibilities to provide management and services to other entities. Specifically, Mr. Szabo is a director of Alliance Entertainment, a private entertainment distributor and a director of Telanetix, a private network developer. Mr. Bernsen serves as an officer of a wholly-owned subsidiary of Telanetix, as well as maintaining periodic acting commitments. Mr. Edwardes also serves as Executive Vice President of a wholly-owned subsidiary of Telanetix. Each anticipates that he will devote significantly more hours if we begin generating significant revenue. We cannot guarantee that any of our officers or directors will be able to devote sufficient amounts of their business time to enable us to implement our business plan. If any or all of our officers or directors do not devote a sufficient amount of their business time to the management of our business, we may lose our ability to rapidly and appropriately respond to market conditions and opportunities, which may limit our competitiveness. Such a loss of competitiveness may result in our inability to generate sufficient revenue to finance our continuing operations. This may reduce the value of our company and, accordingly, the value of your investment.

OUR OFFICERS AND DIRECTORS OWN A CONTROLLING PERCENTAGE OF OUR OUTSTANDING SHARES OF COMMON STOCK, WHICH ALLOWS THEM TO MAKE KEY DECISIONS OR EFFECT TRANSACTIONS WITHOUT FURTHER SHAREHOLDER APPROVAL, AND THEIR INTERESTS MAY DIFFER FROM THOSE OF OTHER SHAREHOLDERS.

        Our officers and directors own 58.8% of our issued and outstanding shares in the aggregate, and effectively control our company. Accordingly, our officers and directors will be able to elect all of our directors and inhibit your ability to cause a change in the course of our operations. Further, our officers and directors may effect a major transaction such as a merger without further shareholder approval. Our articles of incorporation do not provide for cumulative voting. They also have the power to prevent or cause a change in control and, without their consent, we could be prevented from entering into transactions that could be beneficial to us. The interests of these shareholders may differ from the interests of the other shareholders, and may limit the ability of other shareholders to affect our management and affairs.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS AND MAY INFRINGE ON THE PROPRIETARY RIGHTS OF OTHERS. SHOULD WE BE DEEMED TO INFRINGE UPON THE PROPRIETARY RIGHTS OF OTHERS, WE MAY FACE LITIGATION AND/OR BE REQUIRED TO ALTER OUT CONTENT WHICH CONTAINS THE CONTESTED INTELLECTUAL PROPERTY. IN THIS EVENT, WE MAY BE REQUIRED TO EXPEND SIGNIFICANT AMOUNTS OF CAPITAL IN DEFENDING OUR INTELLECTUAL PROPERTY, AND MAY LOSE REVENUE IF WE ARE UNABLE TO SUCCESSFULLY DEFEND OUR USE OF SUCH CONTENT AND ARE UNABLE TO CREATE A SUCCESSFUL ALTERNATIVE.

        Establishment of trademarks, copyrights and other proprietary rights is important to our success and our competitive position. Accordingly, we intend to devote substantial resources to the establishment and protection of copyrights and other proprietary rights. We cannot assure you that the actions taken by us to establish and protect any patents or other proprietary rights will be adequate to prevent imitation of our products by others or to prevent others from prohibiting sales of any products we may develop in violation of the copyrights, trademarks and proprietary rights of others. Moreover, we cannot assure you that others will not assert rights in, or ownership of, trademarks, copyrights and other proprietary rights we may establish or acquire or that we will be able to successfully resolve such conflicts.

        We have not received patent certification from the US Patent and Trademark Office for our virtual studio. As a result, if another production company is able to develop a software model identical or similar to our virtual studio, we may not be able to successfully prosecute our patent. Accordingly, we may be forced to compete with other companies for viewers, sponsors, advertisers, film production companies and television production companies with respect to our virtual studio. If these companies have greater resources than we do for revenue generation, we may not be able to form a self-sustaining virtual studio business unit. As our virtual studio is a key point of distinction from our competitors, as well as a potentially significant revenue source for us, if we are unable to protect our rights to use this technology, or are otherwise prohibited from using it by an existing patent, our ability to compete in our industry will be severely limited, and your interest in our company may be reduced or lost entirely.

WE MAY FACE ADDITIONAL RISKS DUE TO OUR RELIANCE ON OUTSOURCED PRODUCTION STUDIOS FOR FILMS AND TELEVISION SHOWS WE CHOOSE TO PRODUCE OURSELVES. THESE RISKS INCLUDE OUR INABILITY TO FULLY CONTROL THE QUALITY AND BUDGETING CONSTRAINTS FOR ANY OUTSOURCED STUDIO. WHETHER OR NOT WE ARE ABLE TO MITIGATE OUR LOSS, SHOULD WE EXPERIENCE SIGNIFICANT DEFICIENCIES WITH ANY OUTSOURCED STUDIO, WE MAY FACE INCREASED COSTS AND/OR A PRODUCT WITH DECREASED OR POOR QUALITY, WHICH WILL LIMIT THE AMOUNT OF REVENUE WE MAY BE ABLE TO GENERATE FROM THAT PARTICULAR PROJECT, AND, IF A REPEATED OCCURRENCE, MAY HARM OUR COMPETITVENESS WITHIN OUR INDUSTRY.

        In order to minimize our expenses relative to our revenue, we have outsourced substantially all of our production requirements for the television shows and films we choose to produce. We do not intend to maintain a relationship with one particular studio or production group. Consequently, we may be subject to certain risks associated with outsourcing, which include, but may not be limited to:

  •
  the outsourcing production studio's ability to products shows or films that meet our technical specification and that have minimal defects;

  •
  the outsourcing production studio's ability to honor the agreed-upon budget estimates and deadlines;

  •
  the financial solvency, labor concerns and general business condition of our outsourcing production studio;

  •
  unexpected changes in regulatory requirements;

  •
  inadequate protection of intellectual property in the entertainment industry;

  •
  risks of fire, flood or acts of God affecting production studio facilities; and

  •
  our ability to meet our financial obligations to our outsourcing production studio.

        In addition, our outsourcing production studios may require further supplies and talent from various third parties, and similar risks are involved in such procurement efforts. Moreover, we may not receive competitive pricing from our production studios as we do not intend to form a relationship with one particular studio. Due to our dependency on outsourced production studios and the inherent difficulty in replacing outsourced production studios in an efficient or expeditious manner, the occurrence of any condition preventing or hindering the production or delivery of our films and shows by any one or more of our outsourcing production studios may require us to mitigate our actual or potential loss by switching outsourced production studios. Whether or not we are able to mitigate such loss, we may face increased costs and/or be forced to market a product of decreased or poor quality, which will limit the amount of revenue we may be able to generate from that particular project. If such a problem occurs repeatedly, our reputation in our industry may suffer, and we may not be sufficiently competitive to generate adequate revenue to fund our operations.

WE ARE RESPONSIBLE FOR THE INDEMNIFICATION OF OUR OFFICERS AND DIRECTORS. SHOULD OUR OFFICERS AND/OR DIRECTORS REQUIRE US TO CONTRIBUTE TO THEIR DEFENSE, WE MAY BE REQUIRED TO SPEND SIGNIFICANT AMOUNTS OF OUR CAPITAL, WHICH WILL THEN BE UNAVAILABLE FOR PRODUCT DEVELOPMENT OR OTHER REVENUE-GENERATING ACTIVITY, RESULTING IN DECREASED EARNINGS FOR OUR COMPANY, WHICH WILL REDUCE THE VALUE OF YOUR INVESTMENT.

        Our by-laws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of our company. This indemnification policy could result in substantial expenditures, which we may be unable to recoup. If these expenditures are significant, or involve issues which result in significant liability for our key personnel, we may be unable to continue operating as a going concern, and you may lose your investment entirely.

IF WE EXCEED OUR BUDGETS IN OUR PROJECTS, WE MAY BE UNABLE TO RECOUP OUR COSTS, WHICH MAY RESULT IN OUR INABILITY TO FUND OUR CONTINUING OPERATIONS, AS WELL AS LIMIT THE AMOUNT OF CAPITAL WE HAVE AVAILABLE TO FINANCE OTHER PROJECTS WHICH MAY GENERATE REVENUE.

        Our business model requires that we be efficient in production of our projects. Actual production costs often exceed their budget, sometimes substantially. The production, completion and distribution of our projects are subject to a number of uncertainties, including delays and increased expenditures due to creative differences among key cast members and other key creative personnel or other disruptions or events beyond our control. Risks such as death or disability of star performers, technical complications with special effects or other aspects of production, shortages of necessary equipment, damage to film negatives, master tapes and recordings or adverse weather conditions may cause cost overruns and delay or frustrate completion of a production. If a production incurs substantial budget overruns, we may be required to seek additional financing from outside sources to complete production. We cannot make assurances regarding the availability of such financing on terms acceptable to us.

        In addition, if a production incurs substantial budget overruns, we cannot assure you that we will be able to recoup these costs, which could have a material adverse effect on our business, results of operations or financial condition. Increased costs incurred with respect to a particular project may result in the delayed release of a project at the intended time and potentially the postponement to a less favorable time, all of which could cause a decline in box office revenue and the overall financial success of the movie. Budget overruns could also prevent a movie from being completed or released, and may leave us with insufficient resources to fund other projects. In this event, if we are unable to finance our operations from other revenues, bank resources or capital financing, we may be unable to continue operations as described in our plan of operations. In addition, if we are forced to incur debt, or are unable to continue operations, the value of our company may be significantly reduced.

OUR REVENUES MAY FLUCTUATE SIGNIFICANTLY BASED ON THE FINANCING ARRANGEMENTS FOR PARTICULAR PROJECTS, AND THE COMMERCIAL SUCCESS OF INDIVIDUAL PROJECTS. CONSEQUENTLY, OUR RESULTS OF OPERATIONS MAY BE DIFFICULT TO PREDICT, WHICH MAY CAUSE OUR MARKET PRICE TO FLUCTUATE UNPREDICTABLY, OR REDUCE IT OVERALL.

        Revenues and results of operations are difficult to predict and depend on a variety of factors. For example, our clients generally retain us on a project-by-project basis, rather than under long-term contracts. As a result, a client may or may not engage us for further services once a project is completed or may unilaterally reduce the scope of, or terminate, existing projects. The absence of long-term contracts and the need for new clients create an uncertain and uneven revenue stream, which could harm our ability to finance our operations. Our revenues and results of operations will depend significantly upon the commercial success of our projects that we produce and distribute, which we cannot predict with certainty. Consequently, our revenues and results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods. We cannot assure you that we will manage the acquisition, production, and distribution of our projects as profitably from period to period. Accordingly, you should not rely on the results of any one quarter as an indication of our future performance. If in some future quarter our results of operations were to fall below the expectations of securities analysts and investors, the trading price of our common stock would likely decline.

WORK STRIKES OR OTHER UNION JOB ACTIONS COULD RESULT IN DELAYS AND FAILURES TO COMPLETE PROJECTS ACCORDING TO DEFINED DEADLINES AND WITHIN PRESCRIBED BUDGETS. AS A RESULT, WE MAY FACE INCREASED COSTS AND REDUCED REVENUES AS WELL AS A LIMITED ABILITY TO MARKET FUTURE PRODUCTS TO INVESTORS IN OUR PROJECTS AND DISTRIBUTORS OF THOSE PROJECTS.

        The projects that we intend to produce generally will utilize actors, directors, and writers who are members of the Screen Actors Guild, Directors Guild of America, and Writers Guild of America, respectively, pursuant to industry-wide collective bargaining agreements. The collective bargaining agreements with the Screen Actors Guild and Directors Guild of America were each successfully renegotiated and became effective as of July 1, 2002, for a term of three years. The collective bargaining agreement with the Writers Guild of America was successfully renegotiated and became effective as of May 2, 2001, for a term of three years. Many productions also employ members of a number of other unions, including, without limitation, the International Alliance of Theatrical and Stage Employees, and the Teamsters. A strike by one or more of the unions that provide personnel essential to the production of our projects could delay or halt our ongoing production activities for that project. A union-related halt or delay, depending on the length of time, could cause a delay or interruption in our release of any projects conducted with the use of union labor. As a result, we may experience significant delays and/or reductions in revenues for our union-produced projects, which may lmiit our ability to invest in new projects on a short-term basis.

UNDER THE TERMS OF COMPLETION BONDS COVERING A MOTION PICTURE PROJECT, IN THE EVENT WE FAIL TO COMPLETE THE MOVIE ON SCHEDULE AND WITHIN BUDGET, THE BOND COMPANY MAY TAKEOVER PRODUCTION, WHICH MAY REDUCE THE ARTISTIC INTEGRITY AND COMMERCIAL POTENTIAL OF THE MOVIE, RESULTING IN REDUCED REVENUE FOR THE COMPANY.

        We may need to obtain a completion bond for each film we produce. If we do not fund a film internally, and a completion bond is required by the investors of the film, our inability to complete a movie on schedule or within budget may result in the completion bond company taking over production. In this event, the bond company will have the right to replace any member of the production personnel, including members of the film's management team. The replacement of the production personnel may change the artistic quality of the movie, reduce our equity interest in the film, and/or limit our ability to promote distribution of the movie.

        Our ability to adhere to the production schedule and budget will be subject to many factors not within our control, including

  •
  the ability to attract suitable production and creative staff within our budget,

  •
  the availability of our production personnel, including directors, producers, and actors (particularly the lead and supporting actors) on the scheduled basis,

  •
  the weather conditions (seasonable or unseasonable, predicted or unpredicted) during the production phase,

  •
  the availability of desirable locations from a cost or timing viewpoint, and

  •
  the ability to utilize appropriate facilities for post-production phase on a timely basis.

IN MOST CASES OUR MOVIES WILL BE SUBJECT TO RATING RESTRICTIONS AND CENSORSHIP THAT MAY RESULT IN RATINGS THAT MAY REDUCE DISTRIBUTION AND REVENUE POTENTIAL.

        Our films and television shows are generally targeted to very specific audiences, which require us to produce projects that obtain ratings suitable for each such audience. Certain pre-production distribution arrangements we expect to obtain may be based upon the subject movie having a particular rating classification from the Motion Picture Association of America (or MPAA). With these arrangements in place, we will intend to produce the movie in a manner that will ultimately obtain the expected rating. However, it is difficult to predict the rating classification that the MPAA will ultimately assign to the movie. If the expected rating were not obtained, distribution support (including marketing and advertising) may be reduced, resulting in fewer distribution venues and smaller viewing audience. Further, censors in foreign jurisdictions may find elements of a movie objectionable.

        At additional and unbudgeted costs, we may be required to revise the movie to obtain the desired rating classification or to remove the objectionable elements of the movie. Even following revision of the movie, the release in certain jurisdictions may be denied. These events may result in release and distribution delays, which may limit the commercial potential of the movie, resulting in reduced revenues for our company, and, accordingly, reducing the value of your investment.

WE INTEND TO DISTRIBUTE OUR SHOWS AND FILMS INTERNATIONALLY, AND MAY BE SUBJECT TO ADDITIONAL RISKS DUE TO OUR INTERNATIONAL OPERATIONS. THESE RISKS MAY REDUCE OR LIMIT OUR POTENTIAL REVENUE FROM INTERNATIONAL SOURCES, WHICH MAY SIGNIFICANTLY REDUCE OUR REVENUE.

        We intend to distribute our productions outside the United States through third party licenses and derive revenues from these sources. As a result, our business is subject to certain risks inherent in international business, many of which are beyond our control. These risks include:

  •
  changes in local regulatory requirements, including restrictions on content;

  •
  changes in laws and policies affecting trade, investment and taxes (including laws and policies relating to the repatriation of funds and to withholding taxes);

  •
  differing degrees of protection for intellectual property;

  •
  instability of foreign economies and governments;

  •
  cultural barriers; and

  •
  wars and acts of terrorism, to the extent such threats or acts limit or prevent potential viewers of our films from attending theaters.

BECAUSE THERE IS PRESENTLY NO PUBLIC MARKET FOR OUR COMMON STOCK AND A MARKET MAY NEVER DEVELOP, YOU MAY NOT BE ABLE TO SELL YOUR SHARES. IN ADDITION, EVEN IF WE LIST OUR SHARES, WE HAVE A RELATIVELY SMALL NUMBER OF SHAREHOLDERS, WHICH WILL LIMIT THE OVERALL MARKET FOR OUR SHARES. THIS LIMITED MARKET WILL MAKE OUR PRICE MORE VOLATILE, WHICH MAY INCREASE YOUR DIFFICULTY IN SELLING OUR COMMON STOCK.

        Currently, our common stock is not listed or quoted on any established trading system. We intend to apply for listing of the securities on the Over the Counter Bulletin Board ("OTCBB"); however, we cannot assure you that we will be able to obtain such a listing. The over-the-counter market ("OTC") differs substantially from national and regional stock exchanges because it (1) operates through communication of bids, offers and confirmations between broker-dealers, rather than one centralized market (exchange) and (2) securities admitted to quotation are offered by one or more broker-dealers rather than "specialists" which operate in stock exchanges. To qualify for listing on the OTCBB, an equity security must have at least one registered broker-dealer, which acts as the market maker listing bids or ask quotations and which sponsors an issuer listing. A market maker sponsoring a company's securities is required in order to obtain listing of securities on any of the public trading markets, including the OTCBB. We currently do not have a market maker for our securities. If we are able to obtain a market maker for our securities, we may obtain a listing on the OTCBB or develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, we cannot assure you that our securities will be able to meet the OTCBB requirements or that the securities will be accepted for an OTCBB listing.

        We cannot assure you that a market for our common stock will be established or that, if established, such market will be sustained. Therefore, you may not be able to sell your shares, because a public market for our securities may not exist. Any purchaser of our securities should be in a financial position to bear the risks of losing their entire investment.

        In addition, most of our common stock will be held by a relatively small number of investors that will further reduce the liquidity of our common stock. Further, the offering price of our common stock was determined by us, and was based upon the factors described in our discussion entitled "Plan of Distribution-Determination of Offering Price." However, none of these factors were predetermined by market forces, and, as a result, may not represent prices for our stock that will exist once we establish a market price. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. Moreover, the sale or attempted sale of a large amount of common stock into the market may also have a significant impact on the trading price of common stock. As a result, this may make it difficult or impossible for you to sell our common stock or for you to sell our common stock for more than the offering price even if our operating results are positive.

USE OF PROCEEDS

        The sole purpose of this prospectus is to permit the selling security holders to sell their shares on a continuous or delayed basis in the future. We will not receive any of the proceeds from the sale of the shares owned by any of the selling security holders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This registration statement and prospectus on Form SB-2 contains "forward-looking statements" which are based on our current expectations, assumptions, estimates and projections about our business and our industry. Words such as "believe," "anticipate," "expect," "intend," "plan," "may," and other similar expressions identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.

        Factors that might cause such a difference include, but are not limited to, those discussed in the section of this prospectus titled "Management's Discussion and Analysis of Financial Condition and Results of Operation—Factors Affecting Business, Operating Results and Financial Condition", as well as other factors, such as a decline in the general state and viability of the television and film industries, which will be outside our control. You are cautioned not to place undue reliance on these forward-looking statements, which relate only to events as of the date on which the statements are made. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. You should refer to and carefully review the information in future documents we file with the Securities and Exchange Commission.

SELLING SECURITY HOLDERS

        The following table sets forth (i) the number of outstanding shares, beneficially owned by the selling security holders prior to the offering; (ii) the aggregate number of shares offered by each such stockholder pursuant to this prospectus; and (iii) the amount and the percentage of the class to be owned by such security holder after the offering is complete:

Name of Beneficial Owner of Common Stock	Number of Shares Beneficially Owned before the Offering	Number of Shares Offered	Number of Shares Beneficially Owned After Offering (1)	Percentage of Shares Beneficially Owned After Offering (2)
Richard Plotnikoff(3)	1,000,000	1,000,000	0	*
Julia DePuye	500,000	500,000	0	*
Mary Sue Fairbarn	1,000,000	1,000,000	0	*
George Mainas(4)	200,000	200,000	0	*
Vahan Nishkian(5)	666,375	666,375	0	*
Paul V. John	596,125	596,125	0	*
Patricia Rogers	12,500	12,500	0	*
Michael Spearing	950,000	950,000	0	*
David C. Schuk	25,000	25,000	0	*
David Stocker(6)	50,000	50,000	0	*

*—Indicates less than 1% interest owned.

(1)
Assumes all shares held will be sold in offering.

(2)
Based on 25,512,500 shares issued and outstanding as of November 15, 2004.

(3)
Mr. Plotnikoff is the indirect beneficial owner of these shares, held through 100% ownership of Service Merchants Corp, and was the Chief Executive Officer of Burnam Management until the time of our reverse merger on August 30, 2003.

(4)
50,000 of these shares are indirectly held by Mr. Mainas through 100% equity ownership of World Equities, LLC.

(5)
596,125 of these shares are indirectly held by Mr. Nishkian through 100% equity ownership of North American Equities.

(6)
Mr. Stocker is our counsel.

        The selling security holders have not been affiliated with us in any capacity other than as described above for the past three years. The selling security holders are not broker/dealers, nor affiliates of a broker/dealer.

PLAN OF DISTRIBUTION

        This prospectus permits the selling security holders to sell its shares on a continuous or delayed basis in the future. The selling security holders will sell at a fixed price of $2.00 per share until we develop a public market for our shares, whether on the OTC Bulletin Board or another exchange. Thereafter, the selling security holder may sell their shares at privately negotiated prices or at prevailing market prices.

        The selling security holders or their transferees may sell the shares offered by this prospectus from time to time. To the best of our knowledge, the selling security holders have not entered into any underwriting arrangements, although they themselves may be deemed underwriters pursuant to the Securities Act. The distribution of the shares by the selling security holders may be effected in one or more transactions that may take place in the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions or at prevailing market prices at the time of the sale and prices related to prevailing market prices or negotiated prices.

        The selling security holders may pledge all or a portion of the shares owned as collateral for margin accounts or in loan transactions. Such shares may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such selling security holders, the pledgee in such loan transactions would have the same rights of sale as the selling security holders under this prospectus. The selling security holders also may enter into exchange traded listed option transactions which require the delivery of the shares listed hereunder. The selling security holders may also transfer the shares owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without payment of consideration. Upon any such transfer the transferee would have the same rights of sale as such selling security holders under this prospectus.

        We cannot assure you that the selling security holders will sell any or all of its shares. In order to comply with certain state securities laws the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to such shares for a period of one or five business days prior to the commencement of such distribution. In addition to, and without limiting the foregoing, the selling security holders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling security holders or any such other person.

        All of the foregoing may affect the marketability of the shares. Pursuant to an oral understanding we have with the selling security holders, we have agreed to pay all fees and expenses incident to the registration of these shares.

  OTC Bulletin Board

        No public market currently exists for shares of our common stock. We intend to apply to have our shares traded on the OTC bulletin board. We have not taken any actions to have our shares traded on the OTC bulletin board. We intend to apply to have our shares traded on the OTC bulletin board immediately after we have met the listing standards for the OTC bulletin board as set out by the National Association of Stock Dealers. In our case, these listing standards currently are:

  •
  An effective Registration Statement under The Securities Act of 1933;

  •
  To remain current with its quarterly and annual report filings with the Securities and Exchange Commission; and,

  •
  At least one market maker to make a market in its securities.

        Other than to remain current with our quarterly and annual report filings, we need to achieve a sufficient number of shareholders to interest a market maker in making a market in our securities. There is no minimum number of shareholders required for a stock to trade on the OTC Bulletin Board. We anticipate that our registered offering may result in our stock being held by enough shareholders to interest a market maker to make a market in trading our stock. However, we cannot assure you when, if ever, a market maker will make a market in our stock.

  Determination of Offering Price

        As of the date of this prospectus, we do not have an established public market or exchange offering our common stock. In determining an offering price for the shares offered by our selling security holders, we considered such factors as the business and financial prospects for similar companies, the previous experience of our management, our anticipated results of operations, our present financial resources, our net tangible book value, and our estimated demand for this offering.

        Although the selling security holders will initially price their stock sales according to our determined offering price, as we develop a trading market on the OTC Bulletin Board or otherwise, the selling security holders may offer their shares at prices determined by the market. The selling security holders may also sell their shares in privately negotiated transactions.

  State Filings

        We have been approved for listing in the Standard & Poors securities manual, and are exempt from state registration for up to 38 states with registered manual exemptions. We intend to register our shares in all states for which we are not approved for the manual, as well as all states which require filing and do not have a recognized securities manual exemption. Until this process is complete, neither we nor the Selling Security Holders will solicit transactions in our shares in states requiring registration and/or exemption.

  "Penny Stock" Regulation

        There will be "penny stock" regulation of broker-dealer sales of our securities. For transactions covered by Rule 15g-9 under the Exchange Act, a broker-dealer must furnish to all investors in penny stocks a risk disclosure document required by the rule, make special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. In order to approve a person's accounts for transaction in penny stock, the broker or dealer must

(i) obtain information concerning the person's financial situation, investment experience and investment objectives; (ii) reasonably determine, based on the information required by paragraph (i) that transactions in penny stock are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the risks of transactions in penny stock; and (iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii) of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a manually signed and date copy of the written statement.

        A penny stock means any equity security other than a security (i) registered, or approved for registration, upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1; (ii) authorized or approved for authorization upon notice issuance, for quotation on the Nasdaq NMS; (iii) that has a price of five dollars or more; or (iv) whose issuer has net tangible assets in excess of $2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the transaction with the person. Consequently, the rule may affect the ability of broker-dealers to sell our securities.

        Shareholders should be aware that, according to the Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse which could cause investors to lose their entire investment. Such patterns include:

  •
  control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

  •
  manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

  •
  "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

  •
  excessive and undisclosed differentials and markups by selling broker-dealers; and

  •
  the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

LEGAL PROCEEDINGS

        There are no threatened or actual legal proceedings to which our company is a party at this time.

        No director, officer, significant employee, or consultant of the company has been convicted in a criminal proceeding, exclusive of traffic violations.

        No director, officer, significant employee, or consultant of the company has been permanently or temporarily enjoined, barred, suspended, or limited from involvement in any type of business, securities or banking activities.

        No director, officer, significant employee, or consultant of the company has been convicted of violating a federal or state securities or commodities law.

        Further, our officers and directors know of no legal proceedings against the company, or its property contemplated by any governmental authority.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

        Each of our directors is elected by the stockholders to a term of one (1) year and serves until his successor is elected and qualified. Each of the officers is appointed by the Board of Directors to a term of one (1) year and serves until his successor is duly elected and qualified, or until he is removed from office. The Board of Directors has no nominating, auditing, or compensation committees.

        The following table sets forth certain information regarding executive officers and directors of the company as of the date of this prospectus:

Name and Address	Age	Position
Thomas A. Szabo	43	Chairman and Chief Executive Officer
Corbin Bernsen	50	President and director
Shaun D.C. Edwardes	41	Executive Vice President, Acting Chief Financial Officer and director

Biographies

        THOMAS A. SZABO has served as Chairman and Chief Executive Officer to our company since August 30, 2003. From November 1, 2002 to the date of our merger, he served as Chief Executive Officer and Chairman to Public Media Works, our predecessor. From May 1997 to June 2002, Mr. Szabo served as Chairman and Chief Executive Officer to Digital On-Demand, Inc., and interactive digital entertainment network. Mr. Szabo also continues to serve as a director to Alliance Entertainment Corp., a privately held global entertainment distributor, a position he has held since August 2000. In addition, Mr. Szabo serves as Chairman of Telanetix, Inc, a privately held real-time interactive network for business and entertainment communication, a position he has held since June 2002.

        CORBIN BERNSEN has served as President and a director to our company since August 30, 2003. Prior to that, Mr. Bernsen served as President and a director to Public Media Works, Inc., our predecessor, from November 2002 to August 30, 2003. From February 2002 through July 2003, Mr. Bernsen was Chief Executive Officer and a director to 1st Step, Inc., a privately held entertainment consulting company. Mr. Bernsen served as Chief Executive Officer to Public Media Works from its inception in March 2000 until November 2002. Mr. Bernsen continues to serve as sole owner of Team Cherokee, Inc., which serves as Mr. Bernsen's vehicle for maintaining his acting contracts and agreements, a position he has held since 1987. Mr. Bernsen continues to for work as an actor and scriptwriter for films and television.

        SHAUN D.C. EDWARDES has served as Executive Vice President, Acting Chief Financial Officer and a director to our company since August 30, 2003. Prior to that time, he served as Executive Vice President, Acting Chief Financial Officer and a director to Public Media Works, our predecessor, from inception in May 2000 to August 30, 2003. Mr. Edwardes served as a director to 1st Step, Inc., a privately held entertainment consulting company, from February 2002 to June 2003. Mr. Edwardes served as Executive Vice President and interim Chief Executive Officer to EssTec, Inc., a privately held software platform development company, from March 2002 to September 6, 2002. Mr. Edwardes served as Vice President of Business Development to Voxsurf Software Ltd., a private software development company, from August 1999 to January 2000. He also served as sole owner of DC Management, a talent management company for recording artists, from January 1999 to August 1999.

        Each and all of our officers devote a minimum of 40 hours per week to Public Media and its operations, and intend to increase or decrease this amount as necessary to promote and maintain our company's business and operations.

  Board of Directors

        Our organizational documents authorize five board members, three of which are currently filled by Messrs. Szabo, Bernsen, and Edwardes. We are currently seeking two independent directors for our board, including a "financial expert" as defined by the SEC.

  Board of Advisors

        We have engaged seven members from the entertainment community to act as our Board of Advisors. These members are:

  •
  Steven Bochco—creator of "LA LAW", "NYPD Blue", "Hill Street Blues"

  •
  Denise Chamian—casting director "Saving Private Ryan", "Eyes Wide Shut" and "Big Fish"

  •
  Kevin J. Foxe—producer "The Blair Witch Project", "In the Eye of the Storm"

  •
  Sid Ganis—Vice Chairman of Columbia Picture, Emeritus

  •
  Barry Kemp—creator of "Newhart", "Coach", "Patch Adams" and "Catch Me if You Can"

  •
  Jordan Kerner—producer of "Less Than Zero", "Fried Green Tomatoes"

  •
  Ed Scott—producer of "Young and the Restless"

        Our Board of Advisors consists of a number of entertainment industry leaders with vast and varied experience in several entertainment business sectors. We consult with our advisors regularly for general insight on the entertainment industry, and specific advice regarding actual or potential projects. Our consultations with these members are informal and vary in frequency based upon the projects we are developing, and stage of development, at any given time. All members formally accepted their positions as an advisor, and there are no term limits for any of our advisors. We do not have any formal agreements with any of our advisors, and none receive compensation for their services.

  Family Relationships

        None.

  Compensation

        We have no stock option, retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs for the benefit of our officers or directors, but the Board of Directors may recommend adoption of one or more such programs in the future. We have no employment contracts or compensatory plans or arrangements with any of our officers.

        Each director of the company is entitled to receive reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors but do not receive compensation for services that they have provided as directors. There is no compensation committee and no compensation policies have been adopted. We may elect to pay non-cash consideration in the form of options to officers and directors in the future. In the future, we may elect a cash payment as well as a non-cash consideration.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of the date of this offering with respect to the beneficial ownership of our common stock by all persons known by us to be beneficial owners of more than 5% of any such outstanding classes, and by each director and executive officer, and by all officers and directors as a group. Unless otherwise specified, the named beneficial owner has, to our knowledge, either sole or majority voting and investment power.

Title of Class	Name and Address of Beneficial Owner(1)	Number of Shares Held	Percent of Class(2)
Common	Thomas A. Szabo(3)	5,000,000	19.6%
Common	Corbin Bernsen(4)	5,000,000	19.6%
Common	Shaun D.C. Edwardes(5)	5,000,000	19.6%
All officers and directors as a group (3 persons)			58.8%

(1)
Unless otherwise indicated, all addresses are 14759 Oxnard Street, Van Nuys, California 91411.

(2)
Percentages are based on 25,512,500 shares of common stock issued and outstanding as of November 15, 2004.

(3)
Mr. Szabo is our Chairman and Chief Executive Officer.

(4)
Mr. Bernsen is our President and a director.

(5)
Mr. Edwardes is our Acting Chief Financial Officer, Executive Vice President and a director.

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DESCRIPTION OF SECURITIES

        Our authorized capital stock consists of 100,000,000 shares of common stock, having a $0.0001 par value.

        The holders of our common stock:

  •
  have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our Board of Directors;

  •
  are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

  •
  do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

  •
  are entitled to one vote per share on all matters on which stockholders may vote.

  Non-Cumulative Voting

        Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

  Cash Dividends

        As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, capital requirements and financial position, general economic conditions, and other pertinent conditions. We do not presently intend to pay any cash dividends in the foreseeable future, but rather we intend to reinvest earnings, if any, in our business operations.

  Delaware Law and Limitations on Changes in Control

        Section 203 of the Delaware General Corporation Law (the "DGCL") prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. The provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management.

INTEREST OF NAMED EXPERTS AND COUNSEL

        The validity of the common stock offered hereby will be passed upon for Public Media Works, Inc. by David B. Stocker, Esq., Phoenix, Arizona.

        Certain of the financial statements of Public Media Works, Inc. included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Burnham & Schumm, P.C., independent certified public accountants, whose reports thereon appear elsewhere herein and in the registration statement. Burnham & Schumm, P.C. has served as our independent auditor since May 13, 2003. We have not had any dispute with our auditor over accounting or financial disclosure.

        Neither Burnham & Schumm, P.C. or David B. Stocker, Esq. was employed on a contingent basis in connection with the registration or offering of our common stock.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT INDEMNIFICATION OF DIRECTORS AND OFFICERS, AND LIMITATION OF LIABILITY AND INDEMNIFICATION

        Our Articles of Incorporation provides that a director of our company will not be personally liable to the company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by the DGCL. The provision has no effect on any non-monetary remedies that may be available to our company or our stockholders, nor does it relieve us or our directors from compliance with federal or state securities laws. The bylaws of our company generally provide that we shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding (each, a "Proceeding") by reason of the fact that he is or was a director or officer of the company, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees) and losses, claims liabilities, judgments, fines and amounts paid in settlement actually incurred by him in connection with such Proceeding. We have entered into, or intends to enter into, agreements to provide indemnification for our directors and executive officers in addition to the indemnification provided for in the bylaws. These agreements, among other things, will indemnify our directors and executive officers for certain expenses (including attorney's fees), and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer to our company to the fullest extent permitted by applicable law.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or Bylaws, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Overview and History

        We are a media studio that develops full-length films and television shows. Development includes drafting the script, creating a working budget and shooting schedule, and attaching actors. In this context, "attachment" of actors generally refers to entering into non-binding letters of intent with actors for a particular production, pending finalization of budgets, producers, director and other significant factors. If commissioned, our involvement generally ends upon completion of development.

We may also develop films and shows internally, which will require us to use an outsourced production studio.

        We also have a proprietary technology which creates a virtual studio, which viewers may access through our website, www.publicfilmworks.com. Our virtual studio enables viewers to participate and interact with the production process of making filmed entertainment. We target viewers through two main outlets: articles in leading entertainment publications, which discuss and promote our films and shows via editorial content in publications and promotions, and our sponsors, who promote and co-brand our films and shows by association with their products. We do not have any agreements pertaining to such publications or sponsors at the time of this filing. Viewers wishing to view real-time filming of our internally developed productions can register on our virtual studio website, and can then vote to influence content style in the pre-production phase, view the filming and interact with the actors in the production once filming begins. Our virtual studio is capable of a number of interactive production activities, which are described further in our section titled "Business—Business Units—Virtual Studio." We may choose to integrate our virtual studio with varying levels of interaction for each production, depending on the type of production, the potential audience for such production, as well as potential revenues through sponsorship from advertising and the licensing of our virtual studio to third party production companies.

        We intend to outsource our physical production to third party production studios on a project-by-project basis. We do not intend to enter into exclusive relationships with any particular studio, although we may do so in the future if it proves advantageous to us and our operations. We previously considered acquiring a production studio, and entered into a non-binding letter of intent on December 8, 2003 with Old Tucson Company in Tucson, Arizona. We primarily considered aspects such as cost advantage by working in a non-union state, and the reduced labor costs in the Tucson area. However, during the course of our due diligence, we elected not to pursue this option, and the letter of intent expired unexercised on January 15, 2004. We further decided that outsourcing our production needs would provide the most flexible and cost-effective arrangement for us. Accordingly, we are not exploring acquisition opportunities at this time. Please see our discussion regarding the Old Tucson Company transaction in "Certain Relationships and Related Transactions."

        We intend to sell completed films and television shows through distribution agreements and traditional channels of theatrical release, network broadcast, rental release, retail sales, and direct-to-consumer channels. After distribution, our interaction with our virtual studio viewers will continue with respect to future and ongoing products, and we will continue to serve as gatekeeper between our sponsoring advertisers and their targeted virtual studio consumers.

        We have retained Charles Sherman Public Relations to engage and manage public relations and our publicity needs. Mr. Sherman was formerly the Director of Public Relations for 15 years for CBS daytime drama "The Young and the Restless", and primarily develops and maintains our relationships with leading entertainment publications. Mr. Sherman works with a variety of publications geared to specific audiences, who provide editorial coverage of our films and shows based upon the interests of their core audiences. We do not maintain written agreements with any of these publications, and only provide content for their publications as appropriate and accepted by each publication. We have retained this firm on a monthly basis, for a fee of $2,000 per month. We executed this agreement on September 22, 2003, and this agreement can be terminated by either party upon 30-day notice.

  Incorporation and Share Exchange

        Burnam Management was incorporated in the State of Delaware on March 3, 2000, and registered its common stock with the Securities and Exchange Commission on March 9, 2000. From incorporation until August 30, 2003, Burnam functioned effectively as a public shell, without any operations or business plan, and did not trade on any exchange or trading system. Public Media Works (PMW) was incorporated as a privately held company in the State of Delaware on May 15, 2000. PMW decided to enter into a merger with Burnam in order to rapidly effectuate a public market and public presence within our industry, and Burnam and its shareholders entered into the merger in order to increase the value of Burnam by obtaining an operating business.

        On August 30, 2003, PMW entered into a reverse merger with Burnam, the terms of which are as follows: On August 29, 2003, Burnam Management entered into a Share Exchange Agreement to acquire PMW. At the time of the exchange, there were 5,000,000 shares of Burnam common stock issued and outstanding. Under the terms of the agreement, Burnam issued 20,000,000 restricted shares of common stock to all outstanding PMW security holders on a pro-rata basis, in exchange for which Burnam received 20,000,000 shares of PMW common stock, representing all of the issued and outstanding shares of PMW.

        The share exchange took effect on August 30, 2003, at which time Burnam's sole officer and director, Rick Plotnikoff, resigned after electing Thomas Szabo, Shaun D.C. Edwardes, and Corbin Bernsen as the new directors. PMW remains a wholly-owned subsidiary of Public Media, and has no operations.

        No finders or other third parties were used in connection with the share exchange and merger, and no finders' fees or commissions were paid in conjunction with the merger.

Business Units

        To serve the needs of the traditional production market sector, as well as emerging markets, we have established and manage several business units. We manage each unit separately, but they are cross-marketed and reported as a consolidated business.

Feature Film Production

        We create and develop full-length feature films, which may be commissioned by a third party, or may be developed and produced by our company in conjunction with an outsourced production studio. We maintain a virtual studio and use both internal and external scriptwriting talent to develop our films. Our relationships in the entertainment industry give us a wide pool of potential acting talent for use in these films, which enable us to maximize the value we add to any product developed or produced by our company.

        Our film production unit will develop and produce original feature films for theatrical release, network and cable television licensing, DVD and VHS rental, and commercial sale. We will pay for the development and production with our own monies or through limited partnerships established for each production, and utilize third-party producers to actually shoot the projects. In addition, we may combine our film production with our virtual studio and sponsorship businesses, providing additional revenue during pre-production using advertiser sponsorship and pre-sales of production material and content. Viewers may participate in certain aspects of pre-production, such as selection of particular products and items to be used in the film, and may view the actual filming via the virtual studio in real time. We are currently developing three feature films, two of which, "3 Day Test" and "The Action", are in early pre-production. We have completed the script and entered pre-production for the third film, "Carpool Guy," and have scheduled production for the fourth quarter of 2004. We are currently developing a fourth film, "Over the Hedge," which was commissioned by Behind the Hedge Productions, Inc. an unaffiliated third party. We do not own "Over the Hedge," and have generated revenue on a flat fee basis in exchange for our script development.

Projects

  3 Day Test

        We intend to use what we believe is the loyal fan base and worldwide appeal of daytime drama soap opera stars in casting the leading actors for the film. We have formal letters of intent regarding their participation. Committed actors include Kin Shriner ("General Hospital", "Full House", Melrose Place"), Eileen Davidson ("Young and the Restless", "Eternity", "Easy Wheels"), Farah Fath ("Days of our Lives"), Tony Geary ("General Hospital", All in the Family", Starsky and Hutch", "Murder, She Wrote"), Jess Walton ("Young and the Restless"), James Mitchell ("All My Children", "Charlie's Angels"), John McCook ("Bold and the Beautiful", "LA Law", "Moonlighting"), Kristoff St. John ("Young and the Restless"), Arianne Zucker ("Days of our Lives"), James Reynolds ("Days of our Lives", "The Incredible Hulk", Different Strokes", "The Dukes of Hazard", "Generations"), Steven Martinez ("Guiding Light", "General Hospital"), Jacob Young ("All My Children", "The Bold and the Beautiful") and Jeanne Cooper ("Young and the Restless"). These letters of intent are not binding, and obligate actors to work on particular productions pending finalization of budgets, production scheduling, director selection, the shooting schedule, the actor's compensation and other significant factors. The letters do not expire, and are used primarily to assist in financing, budgeting and distribution, as well as to assist scriptwriters in tailoring roles for specific actors based on their agreement to appear in the film.

        The basic film concept is summarized as follows: On the verge of another Christmas holiday, Martin Taylor decides not to waste his vacation time this winter. With a strong desire to connect with his children and rekindle an unsatisfying marriage, he forces his family to participate in a test. Over three days, Martin keeps his family inside the house, cutting off the water, electricity, and phones on which they have become so dependent. He only allows them to use resources they can find in the house in order to provide themselves with just enough heat, food, and sanity. As they grind out the days, they encounter many adversities from the outside world including Martin's apocalypse-fearing brother. They learn that if they are going to survive the three day test, and life beyond, they are going to need each other.

        We have completed the screenplay and have scheduled production for the first quarter of 2005.

  The Action

        On February 5, 2004, we entered into an exclusive, five-year agreement with the American Basketball Association ("ABA") to develop all filmed and digital entertainment products. This includes movies, video games and television shows, among other things. The first of these projects will be the film "The Action," which was tentatively titled "The Shock" at the time of our agreement. We and the ABA have agreed to an estimated budget of $8-10 million for "The Action," which all parties have agreed will be funded by the ABA or its affiliated parties on or prior to December 31, 2004 in order to commence production in the second quarter of 2005. We contracted a screenwriter to draft the script for $4,000, and received the first full draft in April. We have begun developing the project by casting actors, identifying locations and commencing the budgeting and scheduling process. We have obtained a letter of intent with Dennis Rodman, and are in the process of securing additional talent for the film.

        On June 11, 2004, we submitted our proposed budget to the ABA based upon a total budget of $9.9 million. Once the ABA approves our budget, both we and the ABA will jointly form a limited liability company for the purpose of funding and producing this film, the ownership of which will held by us (90%) and the ABA (10%). The project will then be funded by a group of investors, which has not been identified as of the date of this prospectus. Upon receipt of funding, the investing group will receive 50% of the equity interest in the limited liability company, the ABA will retain their 10%, and we will retain the remaining 40% interest in the limited liability company.

        The basic film concept is summarized as follows: Hollywood Action Movie Producer Dab Manners has generated more than a billion dollars at the box office but the formula is growing old so he looks for a new vehicle to wield his powers and expertise. He finds it in the newly reinvented ABA (American Basketball Association) With the ABA's signature red, white and blue ball and history of wild antics on the court, Dab has all the ingredients he needs to "produce" Los Angeles' new basketball team: the Hollywood "Action." Much to everyone's surprise however, he passes up some great players and instead fills his squad with 12 of the greatest misfits to have ever professionally played or dreamed of playing the game: "Dab's Dirty Dozen." The plan backfires however as these players find themselves wanting to be real players, which doesn't sell tickets. The players must choose: basketball Dab's way or the highway.

  Carpool Guy

        On September 11, 2003, we retained a screenwriter for $4,000 to draft the script for this film, and received a completed first draft in February 2004. Due to location conditions in Palm Beach, Florida associated with our "Over the Hedge" production, on or about October 1, 2004, we determined that it would be beneficial to replace "Over the Hedge" with "Carpool Guy" on our production schedule. Accordingly, on October 6, 2004 we completed our proposed budget and shooting schedule based upon a total budget of $300,000, and are currently seeking financing partners and financing structures for this film. We have not entered into any agreements as of the date of this filing. We intend to begin pre-production of "Carpool Guy," including development and casting, in the third quarter of 2004, and have scheduled production for the first quarter of 2005.

        The basic film concept is summarized as follows: The story centers around a junior executive at a large company who finds himself at a standstill in life. He can't seem to make headway at home or at work. To further complicate his life, he is quite literally at a standstill in two hours of traffic during his commute to and from work each day. Then, one day, he spots a disheveled homeless fellow sitting on a bench near the freeway ramp. He offers the man some money to ride with him to and from work allowing him access to the carpool lane and a little smooth sailing. It works, as he frees up an hour in his day, and it makes a huge difference. More time for his family, more time for work. Big things really begin to change for him when he starts to listen to the little pearls of wisdom the Carpool Guy emits from the back seat of his car. Then, when the Carpool Guy mysteriously disappears, he must make some difficult choices before it all falls apart again.

  Over the Hedge

        On February 27, 2004, we entered into an agreement with Behind the Hedge Productions, Inc. to produce our first feature-length film, "Over the Hedge." We were commissioned by Behind the Hedge Productions, Inc. to develop and budget a script for $50,000. We received $25,000 upon executing this agreement, and completed and presented our proposed script and budgeting, which were accepted by Behind the Hedge Productions. On May 24, 2004, we received the remaining $25,000.

        Although we do not own the script, as we were commissioned to develop it, we have entered into negotiations with Behind the Hedge Productions to produce this film. If our negotiations result in our ownership of an equity position in the film, we may then enter into further negotiations with Behind the Hedge Productions, Inc. to distribute the film through our distribution agreements. Although we anticipated entering into a production agreement by August 30, 2004, our location in Palm Beach, Florida experienced severe adverse weather conditions, and we were unable to begin production on this film. The social season for our proposed filming area began on November 15, and no production permits will be granted until its close on March 31, 2005. Accordingly, we do not anticipate beginning production on this film until the first quarter of 2005, and we have revised our production schedule, including final production agreement and shooting schedule, to reflect current conditions.

        As of August 31, 2004, Behind the Hedge Productions, Inc. was a major customer, and accounted for 71% of our revenues.

Distribution

        On February 9, 2004, we entered into an agreement with Regent Entertainment to distribute three of our films to theaters and/or in retail form (such as DVD or VHS videocassette) worldwide, each of which must have a production budget over $1 million. For each proposed film that is accepted for distribution, Regent must secure pre-sold revenues in varying amounts from various European territories. For each film distributed in this manner, we agree to pay a fee equal to 25% of our gross revenues for each film, as well as marketing expenses up to $100,000 per film. This agreement expires in December 31, 2005.

Suppliers

        We have identified a pool of independent or freelance screenwriters. We entered into an agreement with one of these freelance writers, Mr. Peter Soldinger, for the development of both "Carpool Guy" and "The Action." Our President, Corbin Bernsen, is the author of "3 Day Test" and "Over the Hedge," and will continue to serve as screenwriter for specific projects on occasion. Mr. Bernsen does not receive additional compensation for scriptwriting. We do not anticipate paying more than $5,000 for the development of any script or treatment, which will increase to Writers Guild of America's minimum payment for any specific project that reaches production. WGA minimum pay varies according to each project's budget and various other factors determined by the WGA.

Television Production

        Our television production unit develops and produces original content programs for television distribution. Using multiple elements from our development and sponsorship model, we develop our content internally and produce the content with several production companies. We intend to pay for the development costs, and intend to enter into joint venture agreements during the production and distribution phases. We currently own seven productions in various stages of development.

Projects

  The Ultimate 18

        On October 10, 2003, we entered into an agreement with Stone-Stanley Productions to create and develop a reality-based golf show in an undetermined format and for a period of time, which will be based on network interest and purchases. We have developed a suggested format and treatment for the show, and are currently negotiating with actors and golf celebrities for involvement in the show. Both we and Stone-Stanley have been in the process of meeting with interested networks in order to sell the show for broadcast, as well as corresponding with various targeted celebrities in order to determine interest and scheduling. As creators of the show, we own 100% of the concept for this show. However, in order to develop and produce this show, we have granted 100% of our ownership to Stone-Stanley for a period of six months, which was extended for another six months in April 2004. Over the summer of 2004, the partnership of Stone-Stanley Productions was amicably dissolved. Our production is currently being delayed until all affairs of the partnership are settled. We anticipate that we will form a new production agreement with identical terms with one of the former principals of Stone-Stanley, currently unidentified, although we have no agreements at the time of filing. Once such an agreement is completed, we anticipate completing casting and beginning production shortly thereafter, at which point we will receive 50% of the revenue paid by the purchasing network, with our production partner receiving 50% ownership of the revenue generated by the produced and broadcast show. Messrs. Szabo,

Bernsen and Edwardes will be executive producers for "The Ultimate 18," although none will receive additional compensation for this work.

        The basic show concept is as follows: A widely-known and well-regarded golf course architect will select his or her favorite 18 holes from golf courses around the world, creating one ultimate course. Celebrity and sport figures will then be teamed together to play the course in a compressed-time format. Viewers will see these celebrities in a real-world, behind-the-scenes format as they traverse the world, competing in an elimination format.

  The Circuit

        We have drafted six single-episode script treatments for this television drama, and are currently in the early stages of development. We have presented "The Circuit" to OBN as a possible show for distribution under our agreement, but have not entered into any agreements related to this show. We anticipate entering pre-production for this show during the second half of 2005.

        The basic show concept is summarized as follows: By 1859, the Southwest territories of the great American Frontier were becoming increasingly dense, and from it spawned a lawless society with vigilantes taking the law into their own hands. This is the period when Archibald Bishop, a newly appointed Circuit Judge for these territories, is given the task to bring justice to the land, In the spirit of the present day legal drama "LA LAW", The Circuit is about a lone judge who will pave the way for the American judicial system in the Old West.

  Reveal

        On August 17, 2004, we entered into a joint venture agreement with Neon DVD, Inc. and Familian Productions, LLC. Pursuant to the agreement, we and the other two parties formed NFPMW, LLC for the purpose of developing, producing and distributing the half-hour pilot for "Reveal," tentatively titled "America's Strip Search" at the time of the agreement. In exchange for our production services, we received a production fee of $75,000 and 25% interest in NFPMW and the production. Neon DVD is the managing entity of NFPMW, and maintains a 25% interest in NFPMW and the production. Familian has funded NFPMW, and maintains the remaining 50% interest in NFPMW and the production. Accordingly, on August 17, 2004 we completed our proposed budget and shooting schedule based upon a total budget of $55,000. We completed pre-production on October 8, 2004, and subsequently completed filming on or about October 18, 2004. We received $20,000 in revenue on August 26, 2004, and received the remaining $55,000 on or about November 19, 2004. We have completed post-production, and anticipate delivering the final product to NFPMW on or before December 6, 2004.    NFPMW will market the production to various traditional television sources, including television and cable networks, both domestically and internationally. If NFPMW finds a market for the production, it may enter into agreements regarding the production of future shows, which Public Media may or may not be commissioned to produce.

        The basic show concept is summarized as follows: In this reality show competition, female contestants enter into "boot-camp"-style training, receiving makeovers and choreographic instruction, culminating in a burlesque-style stage performance, with the winner to be determined by the audience.

        We have also developed treatments for a number of other shows, which have been registered as our intellectual property, but have not been further developed or scripted. Due to our full production and development schedule, we do not have any current estimated date for pre-production for these shows.

        A Taste of History:    We have completed six episode treatments and produced a promotional clip for this food and beverage show. The basic show concept is summarized as follows: Many of today's most famous food dishes and beverages have a story behind them that details their history and creation. This series combines a cooking show, a history show, and a travel show into a series package that tells the story behind these favorites.

        TechStyle:    We have completed a treatment of this technology and style show. The basic show concept is summarized as follows: In a world of high level competition between technology driven products, companies are increasingly focusing on style to be "cutting edge". TechStyle takes a step into the future and explores new products from a style point of view. Without losing sight of technology, the series searches for the hippest looking gear for the home, office, recreation, and vehicles. Each episode is written to look into the near future.

        3 Day Test Reality Show:    We have completed a treatment of this reality show based on our film. The basic show concept is summarized as follows: Based on our feature film, a family spends three days in a house with utilities, water, power or outside help. Various challenges and incentives are introduced in order to test whether the family can stay inside the house for the period.

        Run and Gun:    We have completed a treatment of this reality filmmaking competition. The basic show concept is summarized as follows: Two filmmaking teams are given the same script, budget, time, and equipment to make the same film. The winning team is determined by independent judges as well as viewer telephone and online vote.

        The Fastest Car in America:    We have completed a treatment of this reality car competition. The basic show concept is summarized as follows: A search across the country to find the fastest "street legal" car in America. This involves a series of local competitions in various locations around the country, culminating in a final competition in a closed course.

Distribution

        On February 20, 2004, we entered into a distribution agreement with OBN Holdings, which conducts television distribution via its subsidiary, Omni Broadcasting. OBN is a national television network with one owned station and 115 independent broadcast and cable affiliates throughout the United States. OBN airs both created and licensed content. Our agreement provides that OBN will provide free airtime in exchange for 50% of the revenue generated by sponsors advertising on our broadcast shows. We have agreed to provide six feature-length films, one hour-long dramatic series and one half-hour situation comedy. We have also granted OBN a limited "first look" provision. Pursuant to this provision, we may present projects to OBN which we believe are suitable for distribution on their network. Once we present a project, OBN then has a 60 day period during which they have the exclusive right to determine whether or not they will distribute the television show on their network. At the close of the 60 day "first look" period, if OBN chooses not to distribute the show, we may then present the show to other distributors and/or networks. This provision is in effect for the duration of the agreement. This agreement expires August 20, 2005, and is self-renewing unless terminated by either party.

Suppliers

        We have identified a pool of independent or freelance scriptwriters, which we will use for development of our television shows as necessary. We have not yet commissioned any scripts for any of our internally developed treatments. We do not anticipate paying more than $500 per week for the development of any script or treatment, regardless of production status.

Virtual Studio

        We have completed the development of our proprietary virtual studio, which viewers may access through our website, www.publicfilmworks.com. Our virtual studio enables viewers to participate and interact with the production process of making filmed entertainment. We gain viewers through two main outlets: our media partners and our sponsors. Our media partners consist of genre publications, such as Soap Opera Digest and Soap Opera Weekly. In exchange for editorial content, they discuss and promote our films and shows. We do not maintain agreements with our media partners, and do not anticipate doing so in the future. Our sponsors promote and co-brand our films and shows by association with their products. We intend to maintain agreements with sponsors, although none are currently in place.

        Viewers then register on our site in order to view real-time filming of our productions, and can vote to influence content style in the pre-production phase. Registered viewers can then view the filming and interact with the actors in the production via predetermined online chats and actor blogs or diaries.

        Our virtual studio measures viewer interest in real time, and creates a database of viewers, along with an increasing profile including their geographic and demographic information. As viewers continue to interact with our virtual studio, the volume and precision of information in the database increases, resulting in a complex and specific profile of our viewers and their preferences. We may use this information in our sponsorship and advertising business, in order to provide targeted marketing information to advertisers, as well to assist in generating and refining script ideas and treatments for our own films and shows in development.

        The virtual studio lot is an online, virtual presentation that mirrors the physical studio lot where our shows or movies will be filmed. Once viewers register and log on to our site, they become virtual "associate producers." If the filming is in pre-production, viewers, as associate producers, are encouraged to make various decisions which, when votes are tabulated, will be implemented in the actual production of the movie or show. These decisions include general and specific selections for props, locations, wardrobe, set design, set dressing and transportation. As the pre-production progresses, viewers will be able to influence the look and feel of each scene by selecting from various props, wardrobes, and set elements provided by sponsors of each production. As viewers cast votes, they gain "points," which will eventually make them eligible for prizes from our sponsors. Casting votes also enables our database to compile an extensive and detailed list of their preferences, which we submit to our sponsors. Our sponsors are never granted direct access to our viewers' information, maintaining our position as gatekeeper to our viewers for the purposes of directed advertisement and solicitation.

        Once the filming enters production, viewers will not be able to change aspects of the filming, but will be able to view the other areas of the virtual studio in addition to viewing actual filming. The virtual studio also permits viewers to view recently shot footage of projects in production, out-takes of their favorite stars, rough cuts of content prior to their release, trailers from films currently in theaters, selections from an extensive library of classic movie trailers and old television commercials, and chat with actors during production. The virtual studio also maintains links to selected trade magazines, film festivals, national and international news papers and arts sections, film schools, studios and other industry links. We also have a virtual studio store with suggested purchases, which include books, software, posters, and collectibles, along with a link to the vendor's site. We do not fulfill any orders directly, but receive a negotiated commission as an affiliate from vendors for all sales. The commission varies from vendor to vendor, and covers items purchased from each vendor by viewers which may not be the particular suggested item, as well as items purchased within a defined period of days from the original date of connecting from our link to the vendor's site. On May 14, 2002, we entered into ongoing, self-renewing agreements with Amazon.com and Allposters.com. Both of these agreements are standard affiliation commission agreements, which are non-negotiated agreements that allow these vendors to track purchases from our viewers. We have not generated any revenues from our virtual studio as of the date of this prospectus.

        We intend to sell proprietary collectibles and items related to our films and shows. In addition, we will sell press release kits of our films and shows, which will include shooting schedules, scripts, autographed head shots of actors in the production, and other collectibles and memorabilia related to each project. We intend to fulfill these orders ourselves initially, but may outsource order fulfillment should it become logistically and/or financially beneficial.

        Once the film or show enters post-production, viewers will again have the opportunity to select from a variety of film-related marketing materials, including posters, music, and soundtrack selections. We intend to use our sponsors and advertisers in the same manner as our pre-production process, which will provide these advertisers and sponsors similar access to our direct marketing database. We do not have any agreements with post-production sponsors and advertisers at this time.

        On August 8, 2003, we entered into an agreement with New Media Dimensions, Inc., an unaffiliated software development and hosting firm, to develop and maintain our virtual studio based on our internally developed architecture, as well as host our website and maintain our server for both the virtual studio and our main website. Our agreement requires us to pay their fees on an hourly basis, ranging from $50 to $70 per hour, based upon the expertise of the billing employee. The agreement does not have a set termination date, and is subject to termination by either party with 15 days' written notice.

Sponsorship and Marketing

        According to the 2002 Nielsen Media Report, the US theatrical box office revenues were $9.5 billion, which represents an increase of 13%. According to ABI Research, the US cable market exceeds $60 billion in revenue, and there are approximately 108,410,160 television households in the US, within 210 designated market areas, generating an additional $60 billion in national and local advertising (Nielsen Media Report). The 2004 Advertising Age Agency Income Report stated that US media agencies received $1.51 billion, and estimates total global revenues for advertising at $10.66 billion. The advent of new technologies, such as fast-forward and advertisement-skipping functions on video-on-demand services, personal video recorders and TiVO, has limited the reach of many advertisers, while not reducing their cost by a comparable amount.

        While we believe that advertisers will still use television, theatrical and traditional distribution products to reach the broadest possible audience, we also believe that advertisers will increasingly link their products and brands to programming, and advertisers will search for different methods to incorporate their products into television shows and films. More importantly, we believe that advertisers need a method to measure and analyze their success, and maximize their return on investment with targeted advertisements to a receptive audience.

        On January 29, 2004, we entered into a nonexclusive agency representative agreement with U4oria Inc., whereby U4oria will seek out and procure advertisers and corporate sponsors for our films and shows, and for incorporation into our virtual studio operations. In exchange, U4oria will receive 20% of all gross sponsorship sales revenue up to $1 million, then 15% on all gross over $1 million. U4oria will also receive 10% on all gross sponsorship when shared with any other representative for the duration of the agreement. All fees are to be paid within 10 days of our receipt of the revenue. We also agreed to enter into good faith negotiations with U4oria for an exclusive representative contract, which would include a $15,000 to $20,000 monthly retainer, should they procure a minimum of $1,000,000 in advertising revenue for our company prior to March 30, 2004. U4oria did not achieve this minimum revenue, and this term expired unexercised. This agreement is commission-based, and does not expire unless terminated by either party.

        We intend use marketing and sponsorship revenue to finance up to 20% of the costs of creating and producing our films and shows, although there is no guarantee that we will be able to obtain such revenues. Our primary means of achieving this will be from integrating our sponsorship and marketing campaigns into our various business units. For example, as viewers interact with our virtual studio, the items voted on and selected for production will be based upon products that advertisers select for viewer participation, and may then be integrated into the advertiser's or sponsor's direct marketing campaign. For further discussion of this direct marketing campaign by use of our virtual studio database, please refer to our discussion in "Business—Business Units—Virtual Studio."

        We also intend to realize revenue through more standard Internet-based advertising, which will include page views on our website containing brand logos, click-through charges from our studio page to the brand's website, and brand interaction when consumers select a brand on our site. We also intend to incorporate specific "storefronts" in our virtual studio. These will be particular interactive structures on the studio site which are sponsored by relevant advertisers. For example, as viewers enter our "screening room," the logo above the screening room would indicate the sponsor, such as a major retailer or theater chain. The benefit of storefronts, as opposed to simple banners, is that storefronts will be a stable advertisement for the duration of sponsorship (e.g., one year) and can provide a measure of "branding" (or brand identification), rather than the constantly rotating space represented by shorter-term banner advertisements. Both banners and storefronts will have the capability to direct viewer traffic to the sponsor's website by hyperlink. We do not have any agreements for standard sponsors at this time, but U4oria is in the process of negotiating with a number of different advertisers for both our virtual studio sponsorship and our more general Internet-based advertisers.

Intellectual Property

        We own and maintain the Internet domain names www.publicfilmworks.com and www.publicmediaworks.com, and www.publicmusicworks.com (for future content development). We have also registered Internet domain names for specific content projects www.3DayTest.com, www.threedaytest.com, www.ultimate18.com, www.laaction.com, www.laactionbasketball.com, www.laactionthemovie.com, www.theactionmovie.com, www.thelaaction.com, www.thelaactionmovie.com, and www.thelaactionthemovie.com.

        We intend to apply for process and design patents related primarily to several areas of the virtual studio and design patents for new, original, and ornamental designs, as well as for articles of manufacture specific to our company television and motion picture related products, and specific point-of-sale merchandise. Although we have not yet submitted applications for these patents to the US Patent and Trademark Office, we intend to submit our applications during 2004.

        We own a service mark for "PublicFilmWorks" (registration no. 2806883). We also intend to protect various other words, names, symbols, and devices that are used with goods produced by the company to distinguish them from those produced by others through the use of trademarks, and will identify and distinguish the source of several of our services through the use of service marks. These include "Public Media Works" and its logo. We intend to register and maintain both trademarks and service marks through the United States Patent and Trademark Office. We have not filed applications to protect any other trade or service marks.

        We intend to copyright all screenplays, project treatments, and other original material that we produce. We intend to use copyrights issued and maintained by the Copyright Office of the Library of Congress as the primary form of protection for all original works of authorship, including literary, dramatic, musical, artistic, and certain other intellectual works, both published and unpublished. The 1976 Copyright Act allows us the exclusive right to reproduce the copyrighted work, to prepare derivative works, to distribute the copyrighted work, to perform the copyrighted work, and to display the copyrighted work publicly. We will also register applicable screenplays and scripts with the Writers Guild of America.

        We have registered the following screenplays and scripts with the Writers Guild of America.

Title	Medium	Type
TechStyle	Television	Treatment
Taste of History	Television	Treatment
3 Day Test	Feature Film	Treatment
3 Day Test Reality Show	Television	Treatment
The Ultimate 18	Television	Treatment
Run and Gun	Television	Treatment
The Action	Feature Film	Treatment
Fastest Car in America	Television	Treatment
Carpool Guy	Feature Film	Treatment

        All treatments for our films and shows are developed internally, and are the property of Public Media Works. All agreements with independent and freelance writers will require that all content, treatments, ideology, screenplays, scripts and full use become and remain the sole and exclusive property of Public Media Works, Inc. for all time and in all markets. However, we cannot assure you that we can protect our intellectual property, or that we will be able to receive all benefits from our intellectual property. Please refer to our discussion in the risk factor entitled "WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS AND MAY INFRINGE ON THE PROPRIETARY RIGHTS OF OTHERS."

Competition

Feature Film and Television Production

  Feature Film Production (Theatrical release)

        US box office receipts grew 13% in 2002 (the last complete statistical year) to $9.5 billion. According to the 2002 Nielsen Media Research report, the top 20 films in the United States made up 40% of the total domestic box office. We compete with major and independent studios, which include Viacom, Fox, Pixar and MGM, for market share, as they represent the leading productions which capture a significant percentage of volume. Our current revenues represent less than 1% of the total market share for this business segment. However, we believe that our virtual studio will generate market awareness during pre-production and production of our films, which will result in increased revenues and market share for our productions once they are in theaters.

  Television Production

        According to Nielsen Media Research, there are approximately 108,410,160 television households in the United States with 210 designated market areas. For every accepted program, OBN Holdings will distribute our television programs to approximately 40,000,000 households, representing approximately 38% of this market. We understand that this distribution will increase to approximately 50,000,000 households in November 2004, and 70,000,000 households, or 69%, by the spring of 2004. We do not maintain an exclusive arrangement with OBN, and may distribute our programs in conjunction with, or even concurrently, to other distributors' networks, including our competitors (for the purposes of content creation).

        However, there are a number of companies producing and distributing television shows, including but not limited to the six national networks, hundreds of cable channels and numerous private production companies, such as Carsey-Werner-Mandabach or Mark Burnett Productions. These competitors have greater resources, market presence and name recognition than our company. Moreover, although we have several television shows under development, we have not yet produced a show for distribution. Consequently, we have not yet established a position in the television industry, and face intense competition upon entry.

  Market Share for Film and Television

        The movie and television production industry remains highly varied and fragmented. Primary participants in the industry continue to drive production and competition for distribution revenue and ad share. The production industry grew to $115 billion in 2002 comprised of the following significant public companies (information provided by Variety.com, published 2004):

STUDIO MARKET SHARE
2004
January 2 - May 2, 2004
Overall Gross: $2,779,403,652

Rank	L W	Distributor	Market Share	Total Gross*	Movies Tracked	2004 Movies**
1	1	Sony	15.8%	$439.6	12	6
2	2	Newmarket	14.4%	$400.9	2	1
3	3	Warner Bros.	12.3%	$343.1	16	10
4	4	Buena Vista	11.3%	$314.9	15	7
5	6	Miramax	6.7%	$186.5	13	6
6	7	New Line	6.6%	$184.5	6	3
7	5	Universal	6.6%	$184.2	8	3
8	8	20th Century Fox	6.6%	$182.4	8	4
9	9	MGM/UA	4.7%	$131.4	7	4
10	10	Paramount	4.3%	$119.7	8	5
11	11	Lions Gate	2.5%	$70.0	9	6
12	12	Focus	2.0%	$54.9	4	2
13	13	Fox Searchlight	1.9%	$52.0	5	4
14	14	DreamWorks	1.8%	$50.4	4	3
15	15	Sony Classics	0.7%	$19.5	12	5
16	16	Dimension	0.2%	$6.8	3	0
17	17	IFC	0.2%	$5.4	3	3

*
In millions.

**
# of total movies tracked that were 2004 releases.

Copyright © 1998-2004 by Box Office Mojo. All rights reserved

        No information regarding specific market shares for individual companies within the television industry is available, as such information may skew advertising position and revenue.

Virtual Studio

        We believe that the virtual studio that we have developed is unique and does not have any direct competition. We do believe, however, that the virtual studio implementation on the Internet competes with other entertainment and information websites for a share of the consumer's attention. Several and varied games, interactive website, portals, studio information sites, and commerce sites contain elements of the PublicFilmWorks virtual studio and compete with us for a finite number of potential consumers.

Sponsorship and Marketing

        We believe that the creation of an integrated virtual studio coupled with an inbound and outbound marketing and branding campaign is new and unique. We also believe, however, that we must compete with other new and also incumbent marketing and branding techniques and companies. Our most direct competitors include Grey Advertising ($1.3 billion in revenues in 2003), Ogilvy and Mather ($720 million in revenues in 2003), McCann-Erickson ($1.22 billion in revenues in 2003), and Y & R Advertising ($517 million in revenues in 2003). The largest industry competitors and their market shares are indicated below:

        Many of our competitors have greater resources, market presence and name recognition than our company. However, we intend to compete with the large domestic advertising agencies including by introducing the virtual studio concept to leading US advertisers, demonstrating our ability to offer focused information on our users and their consumers (such as geographic and demographic information, determinations regarding which specific products and models are most and least desired, and which advertisements are most likely to lead to purchase).

Retail and Internet Sales of Produced Films and Related Products

        We intend to sell our films, along with scripts, posters and related products, through our website. Our chief competitors primarily consist of all of the competitors previously listed under the subheadings "Film (Theatrical release)" and "Television", as they generally also sell their products online. We intend to compete with these companies by directing our sales efforts in a more targeted manner to those individuals who have indicated their interest in certain of our products, or certain of our related products, as a result of our sponsorship and marketing efforts. For example, individuals who have signed up to view the filming of our movie "3 Day Test" at the PublicFilmWorks virtual studio (www.publicfilmworks.com) may purchase the "3 Day Test" script and photographs taken during filming, which we believe they are more likely to purchase due to their expressed interest in viewing the cast and production of the movie itself. We believe that, by offering specific products to targeted customers, we will be able to effectively compete in the Internet marketplace.

Government Regulation

        We do not require any government approval for the operation of our business. Our operations are will be subject to various federal, state and local requirements which affect businesses generally, such as taxes, postal regulations, labor laws, and environmental and zoning regulations and ordinances.

Research and Development

        Our research and development costs currently consist of web development costs and film development costs. In the fiscal year ended February 28, 2001, we spent $115,000 on research and development, 100% of which was dedicated to web development costs. There were no additional costs for the fiscal years ended February 28, 2002 and 2003. In the fiscal year ended February 29, 2004, we spent $121,744 on research and development, 95.7% of which was dedicated to web development costs, and 4.3% of which was dedicated to film development costs. All research and development costs related to web development are fully expensed, Our film development costs are capitalized until each project is developed, at which point they become expensed. None of our research and development costs flow through to our viewers.

Employees

        We currently employ 4 full-time individuals, and have one part-time employee. We consider our relations with our employees to be good, and do not have employment agreements with any of our employees.

DESCRIPTION OF PROPERTY

        We currently lease 1,800 square feet of office space on a month-to-month basis from Chandler Associates, an unaffiliated entity, at a rate of $900 per month. We do not have a lease agreement with Chandler Associates. We are in converted and remodeled warehouse space that is in good condition.

PUBLICLY AVAILABLE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the schedules, which are parts of the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Public Media's, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

        We are not required to deliver an annual report to our security holders and we do not intend to do so. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. For further information with respect to our company and its common stock, see the registration statement and the exhibits and schedules thereto. Our filings with the Commission are also available to the public from the Commission's website at www.sec.gov.

        You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

        The following discussion and analysis of our plan of operation should be read in conjunction with our financial statements and the related notes. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Description of Business" and elsewhere in this prospectus. See "Risk Factors," including but not limited to the risk factor entitled "IF WE ARE UNABLE TO CONTINUE AS A GOING CONCERN, WE MAY BE REQUIRED TO SUBSTANTIALLY REVISE OUR BUSINESS PLAN OR CEASE OPERATIONS," and "Description of Business."

Plan of Operation

        Public Media Works, Inc. was a privately-held company until August 30, 2003. In order to maintain clarity, references to Public Media Works prior to the reverse merger effected August 30, 2003 will be indicated as "PMW." References to "Public Media Works, Inc.," "Public Media," "the company," etc. collectively refer to our company immediately following the merger and currently.

  Costs and Expenses

        From PMW's inception on May 15, 2000 through the end of the fiscal quarter ended August 31, 2004, we have funded the development of our products, including the development of our virtual studio and our main website, through the issuance of common stock in exchange for cash and services, as well as through unsecured notes payable to stockholders. As of November 15, 2004, we had 25,512,500 shares of common stock issued and outstanding, 15,000,000 shares of which were issued in exchange for services by our management team. We also entered into an unsecured promissory note with George Mainas, one of the selling shareholders, on August 30, 2000 for $340,000, bearing interest at 8% and is payable on demand. As of November 15, 2004, we had an outstanding balance of $525,027, including accrued interest. The proceeds of this note were used for general working capital. Mr. Mainas has also agreed to pay various, unclassified business expenses from time to time on behalf of our company, and we agreed to reimburse him for these expenditures as soon as practicable. On December 31, 2003, we memorialized this agreement, including terms indicating that any expenses so paid would bear no interest, and would be payable on demand to Mr. Mainas. The outstanding balance as of November 15, 2004 was $70,460. We have also entered into a third unwritten, unsecured promissory note with Denis Schusterman, a shareholder, in May 2002 in exchange for payment of approximately $16,000 in general and administrative expenses. This note is payable upon demand and bears no interest. As of November 15, 2004, the outstanding balance was $16,715.

        On June 1, 2004, we entered into a note for $225,000, bearing interest at 6%, and payable on demand. The lender was Mike Wittlin, an employee, and the proceeds of this note were used for general working capital. As of November 15, 2004, the outstanding balance was $230,883, including accrued interest.

        On August 15, 2004, we entered into a promissory note with Mr. F. James McCarl, an unaffiliated third party. The principal balance of this note was $100,000, bearing interest at 6%, and maturing on February 15, 2005. The proceeds of this note were used for general working capital. On November 15, 2004, the outstanding balance was $101,447, including accrued interest.

        We had a net loss of $558,882 for the fiscal period ended August 31, 2004, and from March 3, 2000 (inception of Burnam) through August 31, 2004, we reported a cumulative net loss of $2,403,395.

        The development of our main website and our virtual studio was conducted in conjunction with two companies: New Media Dimensions, Inc. and MMT Solutions. On August 25, 2000, we entered into an agreement with MMT Solutions to begin the basic development of the virtual studio based upon our internally developed architecture, in exchange for two payments of $115,000, the first of which was made on September 6, 2000. The development was not completed according to the terms of our agreement, and we terminated the agreement in November 2000, with no further payment to MMT. We executed a letter of termination and release on June 2, 2003, and no further claims or obligations exist on the part of either party. On August 8, 2003, we entered into an agreement with New Media Dimensions to complete the development of our virtual studio and our main website, and to act as host and server for our virtual studio and website. The development of the virtual studio and main website, as well as software development, was completed January 1, 2004, for which New Media Dimensions received $70,000,. New Media Dimensions also received an additional $7,732 for the purchase of two Pentium-based server hosts and hardware.

        We maintain an ongoing, month-to-month agreement with New Media Dimensions to maintain our virtual studio and main website and to act as host and server to our sites. The terms of these ongoing services are described in our agreement dated August 8, 2003. We pay $150 per month for New Media to serve as host, and an additional fee for enhancements, modifications and further development as needed. These additional costs may range from $0 to $5,000 per month, depending on our requirements for each period. This agreement may be terminated by either party upon receipt of 15 days' notice.

        On September 22, 2003, we entered into an agreement with Charles Sherman Public Relations to engage and manage public relations and our publicity needs. See our discussion in "Business—Overview and History."    We have retained this firm on a monthly basis, for a fee of $2,000 per month. This agreement may be terminated by either party upon 30-day notice.

        Our general monthly expenses are approximately $109,000. These expenses include the following: (1) rental and maintenance for our offices, which are approximately $4,000 per month, and (2) operating expenses, which are approximately $105,000 in the aggregate, and include: salaries and travel reimbursement, approximately $10,000 per month for the continued maintenance and development our website and virtual studio, as well as the costs of this offering. We note that our previous expenditures also included the one-time expense of $115,000 representing our initial web development costs. We continue to expense our web development costs, which are $251,429 in the aggregate as of November 15, 2004, including the initial costs. We believe this estimation is appropriate on a going-forward basis.

  Revenue

        The following projects are in progress, and expect to be our primary sources of revenue of the next twelve months. To the extent that we have estimated budgeting and production dates, the timing and amounts indicated may be subject to change.

        On February 27, 2004 we entered into an agreement with Behind the Hedge Productions, Inc., an unaffiliated production company, to develop a budgeted script and treatment for a feature-length film in exchange for $50,000. $25,000 of this fee was received on March 1, 2004, as an advance payment for our script development. Our budgeted script and treatment to Behind the Hedge Productions was accepted on May 24, 2004, and the remaining $25,000 was received on that same date. The script was developed internally, without additional fee to an independent screenwriter. See our discussion in "Business—Business Units—Feature Film Production—Over the Hedge." As we have prepared this script development under contract, we currently do not have any ownership position in the script or in any revenue generated by the produced film. We originally anticipated entering into a production agreement with Over the Hedge by August 30, 2004, with filming to be completed on location in Palm Beach, Florida. However, due to the adverse weather conditions in South Florida for the past several months, we were unable to begin production on this film. The social season for our proposed filming area began on November 15, 2004 and no production permits will be granted until its close on March 31, 2005. Accordingly, we do not anticipate beginning production on this film until the first quarter of 2005, and we have revised our production schedule to begin work on "Carpool Guy" rather than "Over the Hedge," as described herein. We expect the terms of this agreement to have a budget of approximately $450,000, and will grant us some degree of equity ownership in exchange for a reduction of our production fee. If we enter into this agreement, we intend to use an outsourced production studio, and anticipate realizing revenue from our producers' fee upon commencing production. If we gain some level of equity ownership in the project, we would realize any additional revenue in an amount and at a time which will be subject to any distribution agreement in effect with respect to this film. We do not need any additional financing with respect to this project, as we do not owe any additional funds to complete the script development, and any costs paid with respect to the production of the film will be financed by Behind the Hedge Productions.

        On September 11, 2003, we retained a screenwriter for $4,000 to draft the script for "Carpool Guy," and received a completed first draft in February 2004. Due to location conditions associated with our "Over the Hedge" production, on October 1, 2004, we determined that it would be beneficial to replace "Over the Hedge" with "Carpool Guy" on our production schedule. Accordingly, on October 6, 2004 we completed our proposed budget and shooting schedule based upon a total budget of $300,000, and are currently seeking financing partners and financing structures for this film. We have not entered into any agreements as of the date of this filing. We intend to begin pre-production of "Carpool Guy," including development and casting, in the third quarter of 2004, and have scheduled production for the first quarter of 2005.

        On October 10, 2003, we entered into a co-production agreement with Stone-Stanley Productions to develop and sell the television production "The Ultimate 18." See our discussion in "Business—Business Units—Television Production—The Ultimate 18." We and Stone-Stanley have been approaching actors, golf celebrities and sponsors for involvement in the show, according to the terms of our option agreement described in our Business disclosure. Over the summer of 2004, the partnership of Stone-Stanley Productions was amicably dissolved. Our production is currently being delayed until all affairs of the partnership are settled. We anticipate that we will form a new production agreement with identical terms with one of the former principals of Stone-Stanley, currently unidentified, although we have no agreements at the time of filing. Once such an agreement is completed, we anticipate completing casting and beginning production shortly thereafter, at which point we will receive 50% of the revenue paid by the purchasing network, with our production partner receiving the other 50%. As television networks are billed in advance of production, we do not anticipate additional financing requirements for this project. Once we enter into an agreement with a network, we estimate that production will conclude approximately 90 days following the date of such agreement.

        We have completed the script and have attached the actors under formal letters of intent for the film "3 Day Test." See our discussion in "Business—Business Units—Feature Film Production—3 Day Test." We anticipate entering pre-production for our film "3 Day Test" in the third quarter of 2004, and intend to begin filming in December 2004 and end filming in January 2005. "3 Day Test" is wholly owned by our company, and will require $1 million of additional financing in the fourth quarter of 2004, and $1.5 million of additional financing in the first quarter of 2005. We intend to finance this project through the following methods, in order of priority: (1) corporate sponsorship and product placement in the film, (2) pre-sales of the film through the virtual studio and foreign sales, (3) debt or equity financing in the film itself, and (4) debt or equity financing in our company. We do not have any agreements regarding sources for this financing at the time of this filing. We will not proceed with this project until we have secured the additional financing. We have 100% ownership of this film, and, once funded, anticipate generating revenue through our producers' fee, as well as our portion of box-office sales, retail sales, and sponsorship via our virtual studio.

        On February 5, 2004, we entered into a five-year agreement with the American Basketball Association (ABA) to develop all filmed and digital entertainment products. See our discussion in "Business—Business Units—Feature Film Productions—The Action." We and the ABA have agreed to an estimated budget of $8-10 million for "The Action," which all parties have agreed will be funded by the ABA or its affiliated parties on or prior to December 31, 2004 in order to commence production in the second quarter of 2005. We have secured a letter of intent with Dennis Rodman, and are in the process of securing additional talent for the film. We intend to use an outsourced production studio. We have 100% ownership in this film, and may present the film to Regent under the terms of our distribution agreement, or may seek distribution through a major studio.

        On February 9, 2004, we entered into a distribution agreement with Regent Entertainment to distribute our feature films. See our discussion in "Business—Business Units—Feature Film Production—Distribution." For each film distributed, we agree to pay a fee equal to 25% of our gross revenues for each film, as well as marketing expenses up to $100,000 per film. Although we have not yet formally presented any films for distribution, we anticipate presenting one or more of the films described in this section for distribution in the next twelve months.

        On February 20, 2004, we entered into a distribution agreement with OBN Holdings. See our discussion in "Business—Business Units—Television Production—Suppliers." Under the terms of our agreement, OBN will provide free airtime for our television programs in exchange for 50% of the revenue generated by sponsors advertising on our broadcast shows. We do not have any television programs scheduled for production or pre-production in the next twelve months that we anticipate presenting to OBN for distribution.

        On August 17, 2004, we entered into a joint venture agreement with Neon DVD, Inc. and Familian Productions LLC. Pursuant to the agreement, we and the other two parties formed NFPMW, LLC for the purpose of developing, producing and distributing the half-hour pilot for "Reveal." See our discussion in "Business-Business Units-Television Production-Projects-Reveal." Pursuant to the terms of the agreement, in exchange for our production services, we received a production fee of $75,000 and 25% interest in NFPMW and the production. We received $20,000 in revenue on August 26, 2004, and received the remaining $55,000 on or about November 19, 2004. We have completed post-production, and anticipate delivering the final product to NFPMW on or about December 6, 2004. NFPMW will market the production to various traditional television sources, including television and cable networks, both domestically and internationally. If NFPMW finds a market for the production, it may enter into agreements regarding the production of future shows, which Public Media may or may not be commissioned to produce.

  Liquidity

        Based upon the costs and expenses indicated above, we currently have cash on hand, including amounts available but not yet drawn on our letter of credit, described below, to satisfy our total operating costs, continued development of our actual and potential revenue sources and the cost of the offering until January 15, 2005. On August 18, 2004, we entered into an unsecured line of credit with Mainas Development Corporation, to which Mr. Mainas, a selling shareholder, serves as Managing Director. The nonrevolving line of credit has a maximum draw-down of $250,000, bears interest of 9% annually, does not maintain an outstanding balance limitation, and expires on August 17, 2005. The proceeds of this line are anticipated to be used for general corporate purposes and working capital. The outstanding balance on this account as of November 15, 2004 was $50,150, including accrued interest.

        We anticipate raising additional funds through one or all of the following methods: a revolving credit facility, debt, convertible debt, or through the future sale of equity. We have not entered into any other agreements or discussions, preliminary or otherwise, regarding any of these options. None of our agreements with production companies, actors or distribution companies, including but not limited to letters of intent, require additional capital contributions other than as described herein. Over the next twelve months, we do not anticipate significant changes in the number of our employees, nor do we anticipate the purchase or sale of any significant equipment.

        We previously considered acquiring a production studio, and entered into a non-binding letter of intent on December 8, 2003 with Old Tucson Company in Tucson, Arizona. Subsequently, four of Old Tucson Company's shareholders invested in our company, each and in the aggregate holding less than 5% ownership in our company. These shareholders, in the aggregate, represented a controlling interest in Old Tucson Company. While beginning our due diligence, it came to our attention that Old Tucson Company did not have enough liquidity to continue operations during the term of our diligence, and no other avenues of immediate financing were available for Old Tucson Company. While engaged in the letter of intent, our management determined that the cessation of a prospective acquisition's operations, including attendant issues regarding lost opportunities and costs associated with restarting operations, was not in the best interests of our company or our shareholders. Accordingly, on December 23, 2003, we loaned $125,000 to Old Tucson Company for operations. The note to Old Tucson Company matured on June 20, 2004, and bears interest at 4%. The outstanding balance on November 15, 2004 was $129,528, including accrued interest. The note is secured by all of the shareholders' stock in our company. As a result of our mutual shareholders, our loan to Old Tucson Company may have been deemed a loan to a related party. However, during the course of our due diligence, we elected not to pursue this option, and the letter of intent expired unexercised on January 15, 2004, although the note still remains an account receivable for our company. We do not currently have any affiliation with any of the four shareholders or Old Tucson Company, although the shareholders still retain their equity interest in our company. We are currently in negotiation with Old Tucson to extend the term of this note.

        As of November 15, 2004, we had a current cash balance of $11,000.

Off-Balance Sheet Transactions

        We do not have any off-balance sheet transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        All material assets for our company, which consists primarily of scripts, treatments and other intellectual property, were given to PMW prior to the merger in 2003 by Messrs. Edwardes, Szabo and Bernsen, who constitute the promoters of PMW. Prior to our merger in 2003, our merger partner, Burnam Management, held no assets or capital. The sole shareholder of that entity was Mr. Rick Plotnikoff, who purchased the entity from Mr. Gerald Ghini. Messrs. Plotnikoff and Ghini constituted the promoters of Burnam Management, neither of whom appear to have contributed anything to the company other than the resources required to publicly register the shell's class of equity and maintain such registration. In May 2000, Mr. Bernsen and Mr. Edwardes each received 5,000,000 restricted shares of common stock in PMW in exchange for unvalued intellectual property and services rendered (Mr. Bernsen as Chief Executive Officer and President, and Mr. Edwardes as Executive Vice President and Acting Chief Financial Officer). In November 2002, Mr. Szabo received 5,000,000 shares of restricted stock in exchange for services rendered as Chief Executive Officer.

        On August 30, 2003, we issued 15,000,000 shares to our officers and directors in conjunction with our share exchange and merger. These shares were exchanged for shares originally issued by PMW prior to the share exchange. Of these, 5,000,000 shares were issued to Mr. Thomas Szabo, our Chief Executive Officer and Chairman, 5,000,000 shares were issued to Mr. Corbin Bernsen, our President and a director, and 5,000,000 shares were issued to Mr. Shaun Edwardes, our Executive Vice President, Acting Chief Financial Officer and a director.

        We have entered into various financing activities with several of our shareholders. All amounts noted herein reflect the total amounts borrowed from each shareholder, and there are no additional agreements or understandings regarding further financing activities with any of our shareholders, other than those described in this prospectus.

        On August 30, 2000 we entered into an unsecured promissory note with Mr. George Mainas, who is one of the selling security holders. As of November 15, 2004, we had an outstanding balance of $525,027, including accrued interest. On December 31, 2003, we memorialized an agreement the Mr. Mainas whereby Mr. Mainas will pay various, unclassified business expenses from time to time on behalf of our company, and we agreed to reimburse him for these expenditures as soon as practicable although, as of the date of filing, we have not entered into any agreements or defined any terms regarding future expenditures to be reimbursed. The outstanding balance as of November 15, 2004 was $70,460. We have also entered into a third unwritten, unsecured promissory note with Mr. Denis Schusterman, a shareholder, in May 2002 in exchange for payment of approximately $16,000 in general and administrative expenses. As of November 15, 2004, the outstanding balance was $16,715. On August 18, 2004, we entered into an unsecured line of credit with Mainas Development Corporation, to which Mr. Mainas, a selling shareholder, serves as Managing Director. The nonrevolving line of credit has a maximum draw-down of $250,000, bears interest of 9% annually, does not maintain an outstanding balance limitation, and expires on August 17, 2005. The proceeds of this line are anticipated to be used for general corporate purposes and working capital. The outstanding balance on this account as of November 15, 2004 was $50,150, including accrued interest. The terms on each of these notes and line of credit are disclosed in our discussion titled "Management's Discussion and Analysis—Plan of Operation—Costs and Expenses."

        We previously considered acquiring a production studio, and entered into a non-binding letter of intent on December 8, 2003 with Old Tucson Company in Tucson, Arizona. Subsequently, four of Old Tucson Company's shareholders invested in our company, each and in the aggregate holding less than 5% ownership in our company. These shareholders, in the aggregate, represented a controlling interest in Old Tucson Company. While beginning our due diligence, it came to our attention that Old Tucson Company did not have enough liquidity to continue operations during the term of our diligence, and no other avenues of immediate financing were available for Old Tucson Company. While engaged in the letter of intent, our management determined that the cessation of a prospective acquisition's operations, including attendant issues regarding lost opportunities and costs associated with restarting operations, was not in the best interests of our company or our shareholders. Accordingly, on December 23, 2003, we loaned $125,000 to Old Tucson Company for operations. The note to Old Tucson Company matured on June 20, 2004, and bears interest at 4%. The outstanding balance on November 15, 2004 was $129,528, including accrued interest. The note is secured by all of the shareholders' stock in our company. As a result of our mutual shareholders, our loan to Old Tucson Company may have been deemed a loan to a related party. However, during the course of our due diligence, we elected not to pursue this option, and the letter of intent expired unexercised on January 15, 2004, although the note still remains an account receivable for our company. We do not currently have any affiliation with any of the four shareholders or Old Tucson Company, although the shareholders still retain their equity interest in our company. We are currently in negotiation with Old Tucson to extend the terms of this note.

        On June 1, 2004, we entered into a note for $225,000, bearing interest at 6%, and payable on demand. The lender was Mike Wittlin, an employee, and the proceeds of the note were used for general working capital. The outstanding balance as of November 15, 2004 was $230,883.

        We do not maintain a formal conflicts of interest policy with respect to related and/or affiliated parties. All transactions with affiliated parties are conducted at arms-length.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

        As of the date of this prospectus:

  •
  there are no outstanding options or warrants to purchase, or other instruments convertible into, common equity of the company;

  •
  there are no shares eligible for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"); and

  •
  there is no public market for our common stock.

        As of November 15, 2004, 25,012,500 shares are eligible for sale pursuant to Rule 144 of the Securities Act.

        Other than the shares registered hereunder, there are no shares of common stock that will be, or are proposed to be, publicly offered by our company pursuant to an employee benefit plan, other plan, or otherwise, which may have a material effect on the market price of our equity.

Holders

        As November 15, 2004, 25,512,500 shares of our common stock (par value $0.0001) were issued and outstanding, and held by approximately 48 shareholders of record.

Transfer Agent

        Our transfer agent is Holladay Stock Transfer, 2939 North 67th Place, Scottsdale, Arizona 85251, telephone (480) 481-3940.

Dividends

        We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our Board of Directors and will be dependent upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the board of directors considers relevant.

Executive Compensation

Summary Compensation Table

Name and Principal Position	Year (fiscal year ending February 28)		Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARS (#)	LTIP Payouts ($)	All Other Compensation
Thomas A. Szabo, Chief Executive Officer	2004 2003	(1)	110,000 N/A	5,000 N/A	N/A N/A	N/A *	N/A N/A	N/A N/A	N/A 5,000,000 shares	(*)
Corbin Bernsen, President	2004 2003 2002	(2) (2)	110,000 N/A N/A	5,000 N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A 5,000,000 shares N/A	(*)
Shaun D.C. Edwardes, Executive Vice President, Acting Chief Financial Officer	2004 2003 2002		110,000 N/A N/A	5,000 N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A 5,000,000 shares N/A	(*)

*
There was no publicly traded market for these shares at the time of issuance, and the company had a negative net tangible book value. Accordingly, these shares were valued at par value of $0.0001.

(1)
Mr. Szabo became Chief Executive Officer in November 1, 2002. Prior to that time, Mr. Szabo was unaffiliated with the company.

(2)
Mr. Bernsen served as Chief Executive Officer and President from May 2000 to October 31, 2002.

Options, LTIPs, SARs and other rights

        We have not granted any options, SARs or LTIPs, nor do we maintain any stock option, retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs for the benefit of directors, officers or other employees, although our the board of directors may recommend adoption of one or more such programs in the future.

Employment contracts

        We have no employment contracts with our executive officers. See our risk factor entitled "IF WE LOSE SERVICES OF KEY PERSONNEL, IT MAY SUBSTANTIALLY HARM OUR ABILITY TO OPERATE AND EARN REVENUE." We do not have a compensation committee, and we have not adopted any compensation policies. See our discussion titled "Certain Relationships and Related Transactions."

        Our Board of Directors has established that each and all of our executive officers are compensated at a fixed rate of $10,000 per month for services rendered, subject to adjustment by the Board of Directors based upon our resources then available, as well as any other considerations the Board of Directors shall deem advisable. Executive officers are also entitled to payment or reimbursement of expenses incurred which are related to carrying out their position. Executive officers serving in multiple capacities concurrently are not entitled to more than one salary as an executive officer, but may be provided with additional compensation at the discretion of the Board of Directors. The Board of Directors will re-evaluate the salary of each and all of the executive officers annually, and determine modifications in compensation based upon services rendered and the resources of the company then available. This compensation is in addition to any equity compensation received by any executive officer based upon individual merit or arrangement.

Compensation of Directors

        We do not have any current arrangement regarding compensation of our directors, other than reimbursement of travel expenses and other standard out-of-pocket expenditures. We do not anticipate compensating our directors for committee participation, board attendance or other service to our company at this time. We are seeking two independent directors at this time, and anticipate entering into some compensation arrangement with them, in addition to reimbursement of out-of-pocket expenditures, based upon our financial position at the time of election.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        On April 12, 2004, we dismissed our independent accountant, Epstein, Weber & Conover, C.A. No reports on the financial statements prepared by Epstein, Weber & Conover for the two most recent fiscal years contained any adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principals. The decision to change accountants was approved by the Board. During our two most recent fiscal years, and any subsequent interim period preceding the dismissal, we did not have any disagreement with Epstein, Weber, nor are we aware of any disagreement Epstein, Weber has with us, regarding any matter of accounting principals or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Epstein, Weber, would have caused them to make reference to the subject matter of such disagreement in connection with their reports.

        On May 19, 2003, PMW engaged Burnham & Schumm P.C. as its independent auditors, and continued its engagement after the reverse merger with Burnam Management on August 30, 2003. Burnham effectively served as our primary auditors up to and including April 12, 2004, at which time we affirmatively dismissed Burnam Management's auditors, Epstein, Weber. Burnham & Schumm conducted all auditing functions for PMW prior to the reverse merger, and has conducted all auditing functions since the reverse merger. Burnham & Schumm is an unrelated party to both Burnam Management and Public Media Works. For further information, see our disclosure and auditors' letter from Epstein, Weber in our Form 8-K, filed with the Securities and Exchange Commission on April 14, 2004.

PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly Burnam Management, Inc.)

CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED AUGUST 31, 2004 AND
AUDITED FEBRUARY 29, 2004 AND FEBRUARY 28, 2003

PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly Burnam Management, Inc.)

Page
Financial Statements:
Independent Auditors' Report	F-3
Consolidated Balance Sheets	F-4
Consolidated Statements of Operations	F-5
Consolidated Statements of Stockholders' Equity	F-6
Consolidated Statements of Cash Flows	F-7
Notes to Consolidated Financial Statements	F-8 F-10

 Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of Public Media Works, Inc. (formerly Burnam Management, Inc.)

        We have audited the accompanying consolidated balance sheets of Public Media Works, Inc. and subsidiary (a development stage company)(formerly Burnam Management, Inc.) (a Delaware corporation) as of February 29, 2004 and February 28, 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended February 29, 2004 and the year ended February 28, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Public Media Works, Inc. and subsidiary as of February 29, 2004 and February 28, 2003, and the results of its operations and its cash flows for the year ended February 29, 2004 and the year ended February 28, 2003 in conformity with U.S. generally accepted accounting principles.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in Note 8 to the financial statements, the Company incurred a net loss of $779,427 and $272,818, respectively, during the year ended February 29, 2004 and the year ended February 28, 2003, and as of February 29, 2004, the Company's current liabilities exceeded its current assets by $228,854. These factors create an uncertainty as to the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon additional capital contributions from the sale of stock and the ability to generate operating revenue as the Company transitions from a development stage company to an operating company. The financial statements do not include any adjustments that might be necessary should the company be unable to continue as a going concern.

/s/ BURNHAM & SCHUMM Burnham & Schumm, P.C. Certified Public Accountants Salt Lake City, Utah May 19, 2004

PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly Burnam Management, Inc.)

CONSOLIDATED BALANCE SHEETS

	August 31, 2004	February 29, 2004	February 28, 2003
	(Unaudited)
Assets
Current Assets:
Cash	$34,589	$12,200	$—
Note receivable, related party	125,000	125,000	—
Prepaid expenses	424	1,154	210
Interest receivable	3,486	986	—
Stock subscriptions receivable	—	155,000	—
Receivable, officers and directors	—	65,000	—

Total current assets	163,499	359,340	210

Property and Equipment:
Furniture and leasehold improvements	20,649	20,649	20,054
Computers and office equipment	54,836	54,443	38,384

	75,485	75,092	58,438
Less: accumulated depreciation	44,846	38,846	26,622

	30,639	36,246	31,816

Other Assets:
Film development costs	8,000	5,500	—

Total Assets	$202,138	$401,086	$32,026

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$83,786	$65,719	$3,289
Accrued interest	3,267	—	—
Accrued interest, stockholders	108,899	95,299	63,566
Notes payable, stockholders	427,176	427,176	459,852
Notes payable	325,000	—	—

Total current liabilities	948,128	588,194	526,707

Stockholders' Equity:
Common stock, $.0001 par value 100,000,000 shares authorized, 25,512,500 and 5,000,000 issued and outstanding	2,551	2,551	500
Additional paid-in capital	1,654,854	1,654,854	569,905
Deficit accumulated during the development stage	(2,403,395)	(1,844,513)	(1,065,086)

Total stockholders' equity	(745,990)	(187,108)	(494,681)

Total Liabilities and Stockholders' Equity	$202,138	$401,086	$32,026

The accompanying notes are an integral part of the financial statements.

PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly Burnam Management, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Six Months Ended August 31, 2004	For the Six Months Ended August 31, 2003	For the Year Ended February 29, 2004	For the Year Ended February 28, 2003	For the period March 3, 2000 (Inception) Through August 31, 2004
	(Unaudited)	(Unaudited)			(Unaudited)
Revenues	$70,000	$—	$—	$—	$70,000

Operating Expenses:
Advertising and promotion	16,005	217	491	—	33,160
Auto expenses	18,193	27,420	33,815	—	57,190
Insurance	4,059	—	—	—	14,620
Professional fees	80,336	15,936	34,153	20,960	150,559
Investor relations	20,000	—	—	—	20,000
Listing fees	5,500	—	—	—	5,500
Office expenses	4,769	6,347	25,079	2,586	74,625
Rent	5,654	7,200	12,600	1,000	34,024
Salaries	287,727	182,500	331,234	150,000	1,013,206
Payroll taxes	23,652	13,334	21,888	—	52,757
Telephone and utilities	8,792	3,197	10,116	1,139	35,461
Consulting costs	22,443	22,400	49,700	21,361	228,927
Web site development costs	4,685	5,330	121,744	—	241,429
Depreciation	6,000	7,685	12,224	11,451	48,510
Travel and entertainment	92,485	44,046	82,918	30,691	269,636
Other	12,515	6,528	10,973	974	71,280

Total operating expenses	612,815	342,140	746,935	240,162	2,350,884

Operating loss	$(542,815)	$(342,140)	$(746,935)	$(240,162)	$(2,280,884)

Other income (expense):
Loss on disposal of fixed assets	$—	$—	$—	$(4,656)	$(6,901)
Interest income	2,500	—	986	—	4,135
Interest expense	(16,867)	(18,133)	(31,878)	(27,200)	(114,045)

Total other income (expense)	(14,367)	(18,133)	(30,892)	(31,856)	(116,811)

Loss before income taxes	(557,182)	(360,273)	(777,827)	(272,018)	(2,397,695)
Provision for income taxes	1,700	800	1,600	800	5,700

Net Loss	$(558,882)	$(361,073)	$(779,427)	$(272,818)	$(2,403,395)

Net loss per share	$(.02)	$(.07)	$(.06)	$(.05)	$(.25)

The accompanying notes are an integral part of the financial statements.

PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly Burnam Management, Inc.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE PERIOD MARCH 3, 2000 (INCEPTION)
THROUGH AUGUST 31, 2004

				Deficit Accumulated During the Development Stage
	Common Stock
			Additional Paid-in Capital
	Shares	Amount
Balance, March 3, 2000	—	$—	$—	$—
Common stock issued to officer and director on March 3, 2000	5,000,000	500	(290)	—
Cash contributed, services rendered and Company expenses paid directly by shareholders	—	—	331,750	—
Net loss for the period March 3, 2000 (inception) through February 28, 2001	—	—	—	(670,959)

Balance, February 28, 2001	5,000,000	500	331,460	(670,959)
Cash contributed and Company expenses paid directly by shareholders	—	—	77,595	—
Net loss for the year ended February 28, 2002	—	—	—	(121,309)

Balance, February 28, 2002	5,000,000	$500	$409,055	$(792,268)

Balance, February 28, 2002	5,000,000	$500	$409,055	$(792,268)
Cash contributed and services rendered by shareholders	—	—	160,850	—
Net loss for the year ended February 29, 2003	—	—	—	(272,818)

Balance, February 28, 2003	5,000,000	500	569,905	(1,065,086)
Common stock issued in connection with the acquisition of subsidiary on August 30, 2003	20,000,000	2,000	880,000	—
Common stock issued for $.40 a share in September 2003	12,500	1	4,999	—
Common stock issued for $.40 a share in January and February 2004	500,000	50	199,950	—
Net loss for the year ended February 29, 2004	—	—	—	(779,427)

Balance, February 29, 2004	25,512,500	2,551	1,654,854	(1,844,513)
Net loss for the six months ended August 31, 2004 (Unaudited)	—	—	—	(558,882)

Balance, August 31, 2004	25,512,500	$2,551	$1,654,854	$(2,403,395)

The accompanying notes are an integral part of the financial statements.

PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly Burnam Management, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Unaudited) For the Six Months Ended August 31, 2004	(Unaudited) For the Six Months Ended August 31, 2003	For the Year Ended February 29, 2004	For the Year Ended February 28, 2003	(Unaudited) For the period March 3, 2000 (Inception) Through August 31, 2004
Cash flows from operating activities:
Net loss	$(558,882)	$(361,073)	$(779,427)	$(272,818)	$(2,403,395)
Adjustments to reconcile net loss to cash provided by operating activities:
Expenses paid directly by related party creditors	—	—	17,325	66,715	84,040
Loss on disposal of fixed assets	—	—	—	4,656	6,901
Depreciation	6,000	7,685	12,224	11,451	48,510
Contributions from Stockholders	—	9,793	—	—	55,515
Common stock issued for services	—	—	—	150,000	318,000
Increase in shareholder and stock subscription receivables	65,000	—	(65,000)	—	—
Increase in prepaid expenses and interest receivable	(1,770)	(2,606)	(1,930)	—	(3,910)
Increase in accounts payable and accrued expenses	34,934	27,683	94,163	27,940	195,952

Net cash used by operating activities:	(454,718)	(318,518)	(722,645)	(12,056)	(1,698,387)

Cash flows from investing activities:
Cash loaned to related party	—	—	(125,000)	—	(125,000)
Purchase of property and equipment	(393)	(3,177)	(16,655)	—	(86,051)
Film development costs capitalized	(2,500)	—	(5,500)	—	(8,000)

Net cash used by investing activities	(2,893)	(3,177)	(147,155)	—	(219,051)

Cash flows from financing activities:
Issuance of common stock	155,000	482,000	930,000	—	1,166,500
Cash contributed by stockholders	—	5,206	2,000	10,850	117,390
Proceeds from related party borrowings	—	—	—	1,000	393,137
Repayment of related party borrowings	—	(32,676)	(50,000)	—	(50,000)
Proceeds from short-term borrowings	325,000	—	—	—	325,000

Net cash provided by financing activities	480,000	454,530	882,000	11,850	1,952,027

Net increase (decrease) in cash	22,389	132,835	12,200	(206)	34,589
Cash, beginning of period	12,200	—	—	206	—

Cash, end of period	$34,589	$132,835	$12,200	$—	$34,589

Interest paid	$—	$—	$145	$—	$1,879

Income taxes paid	$4,100	$—	$1,600	$—	$5,700

Stock subscriptions	$—	$—	$155,000	$—	$—

The accompanying notes are an integral part of the financial statements.

PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly Burnam Management, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Summary of Business and Significant Accounting Policies

        a.    Summary of Business

        Burnam Management, Inc. was incorporated under the laws of the State of Delaware on March 3, 2000. The Company was formed to seek business opportunities. On August 30, 2003, the Company entered into a share exchange agreement with Public Media Works, Inc., a private company formed to pursue opportunities in the film/TV and entertainment industry. The Company plans to utilize the concept of interactive marketing. Interactive marketing is a new method to market, promote and produce films. The new marketing method will presell product placement in films to help fund production costs in the initial stages. The share exchange agreement is essentially a reverse merger with Public Media Works, Inc., the surviving company. The Company's name has been changed to Public Media Works, Inc.

        The Company has not commenced principal operations and is considered a "Development Stage Company" as defined by the Financial Accounting Standards Board Statement No. 7.

        b.    Principles of Consolidation

        The consolidated financial statements contain the accounts of the company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated.

        c.    Cash Flows

        For purposes of the statement of cash flows, the company considers all highly liquid investments purchased with a maturity of three months or less to be cash or cash equivalents.

        d.    Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using straight-line methods based on estimated useful lives of five to seven years.

        e.    Revenue Recognition

        Revenue is recognized on the accrual basis of accounting when earned. The Company's primary business generates revenue from selling movie scripts and producing movies and television shows. Revenue is recognized in accordance with the provisions of Statement of Position 00-2, Accounting by Producers or Distributors of Films.

        f.    Net Loss Per Share

        The net loss per share calculation is based on the weighted average number of shares outstanding during the period.

        g.    Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

        h.    Statement Presentation

        Certain previously reported amounts have been reclassified to conform to 2004 report classifications. These reclassifications had no effect on net income and stockholders' equity.

2.    Note Receivable, Related Party

        On December 19, 2003, the Company loaned $125,000 to Old Tucson Corporation, a company owned by a stockholder of Public Media Works, Inc. The note receivable matures on June 20, 2004 and bears interest at 4%. The note is secured by the stockholder's stock in Public Media Works, Inc. Interest income related to the note was $986 for the year ended February 29, 2004.

3.    Film Development Costs

        At February 29, 2004, the Company has capitalized $5,500 for the purchase of two original screenplays. The Company intends to develop the screenplays into feature films within the next three years.

4.    Notes Payable, Stockholders

        The Company has notes payable with two stockholders. The balance at February 29, 2004 and February 28, 2003 was $427,176 and $459,852, respectively. The notes are unsecured and due on demand. Interest is being charged at 8% on $340,000. The remaining amount is non-interest bearing.

5.    Issuance of Common Stock

        The Company is authorized to issue 100,000,000 shares of common stock at $.0001 par value.

        On March 3, 2000, 5,000,000 shares of common stock were issued for services rendered with an aggregate consideration of $210.

        On August 30, 2003, 20,000,000 shares of common stock were issued in a share exchange agreement with a private company, Public Media Works, Inc. (PMW). PMW is a wholly-owned subsidiary of the Company and is considered the survivor. Burnam Management, Inc. has no assets, liabilities or operations at the time of the merger; therefore, a pro forma statement of operations is not provided.

        In September 2003 through February 2004, the Company issued 512,500 shares of its common stock at $.40 per share for a total amount of $205,000 of which $50,000 was received in cash and $155,000 is reported as stock subscriptions receivable.

6.    Stock Options and Warrants

        No options or warrants are outstanding to acquire the Company's common stock.

7.    Income Taxes

        The provision for income tax consists of the following components at February 29, 2004 and February 28, 2003:

	February 29, 2004	February 28, 2003
Current:
Federal income taxes	$—	$—
State income taxes	1,600	800
Deferred	—	—

	$1,600	$800

        The following reconciles income taxes reported in the financial statements to taxes that would be obtained by applying regular tax rates to income before taxes:

	February 29, 2004	February 28, 2003
Expected tax benefit using regular rates	$(264,461)	$(92,486)
State minimum tax	1,600	800
Valuation allowance	264,461	92,486

Tax Provision	$1,600	$800

        Due to the Company being in the development stage and incurring net operating losses, a valuation allowance has been provided to reduce deferred tax assets to the amount that is more likely to be realized. The net deferred tax assets consist of the following components:

	February 29, 2004	February 28, 2003
Deferred tax assets	$621,584	$356,771
Valuation allowance	(621,584)	(356,771)
Deferred tax liabilities	—	—

Net deferred tax assets	$—	$—

        The Company has loss carryforwards totaling $1,309,049 that may be offset against future federal income taxes. If not used, the carryforwards will expire as follows:

Operating Losses
2020	$380,704
2021	128,030
2022	125,383
2023	674,932

$1,309,049

8.    Development Stage and Operating Deficits

        As shown in the accompanying financial statements, the Company incurred a net loss of $779,427 during year ended February 29, 2004 and accumulated losses of $1,844,513 since opening for business in 2000. The Company's current liabilities exceed its current assets by $228,854 at February 29, 2004. These factors create an uncertainty as to the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the success of raising additional capital through the issuance of common stock and the ability to generate operating revenue. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

        Our Articles of Incorporation and our Bylaws provide for the indemnification of a present or former director or officer. We indemnify any of our directors, officers, employees or agents who are successful on the merits or otherwise in defense on any action or suit. Such indemnification shall include expenses, including attorney's fees actually or reasonably incurred by him. Delaware law also provides for discretionary indemnification for each person who serves as or at our request as one of our officers or directors. We may indemnify such individuals against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is one of our directors or officers. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

  Delaware Law

        Pursuant to the provisions of Delaware law, the Corporation shall indemnify its directors, officers and employees as follows: every director, officer, or employee of the Corporation shall be indemnified by the Corporation against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the Corporation, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Corporation shall provide to any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable law.

Item 25. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses payable by the company in connection with the sale of the common stock being registered. We have agreed to pay all costs and expenses relating to the registration of our common stock. All amounts are estimated.

SEC Registration Fee	$1,267
EDGAR Conversion Fees	$1,500
Blue Sky Qualification Fees and Expenses	$250
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$5,000
Printing and Engraving	$500
Miscellaneous	$500

Total	$14,017

Item 26. Recent Sales of Unregistered Securities

        As of November 15, 2004, we have 25,512,500 shares of common stock issued and outstanding. "Burnam Management" refers to Burnam Management prior to August 30, 2003. "PMW" refers to Public Media Works, Inc. prior to August 30, 2003. The "Company" refers to the company after August 30, 2003.

        Burnam Management did not issue any stock for the three years prior to the merger on August 30, 2003.

        From April 1 to August 6, 2003 PMW sold 2,100,000 shares of restricted common stock to 20 investors in exchange for $840,000. All investors were "accredited" within the meaning of the Securities Act of 1933, as amended (the "Act"), and all investors were unaffiliated. No brokers or finders were used in conjunction with this transaction and no commissions were paid in connection with this transaction. This transaction was exempt from registration under the act pursuant to Section 4(2) and Rule 506 of the Act. The corporate offices and management were made accessible and available for all investors and their advisors in order to assist them in evaluating the Company's business and financial position. All investors were notified of this access and took advantage of such access according to their needs. This transaction was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by any investors in connection with this offering.

        In November 2002, PMW issued 5,000,000 shares of restricted common stock, valued at $0.01 per share, to Mr. Thomas Szabo, our Chief Executive Officer and a director, in exchange for services then rendered and to be rendered as an officer of our company, such services being valued at $50,000. Mr. Szabo is an "accredited" investor within the meaning of the Act, and was unaffiliated with our company prior to November 2002. No brokers or finders were used in conjunction with this transaction and no commissions were paid in connection with this transaction. This transaction was exempt from registration under the act pursuant to Section 4(2) of the Act. This transaction was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by any investors in connection with this offering.

        On August 30, 2003, PMW conducted a share exchange with Burnam Management. At the time of the exchange, there were 5,000,000 shares of Burnam common stock issued and outstanding. Under the terms of the agreement, Burnam issued 20,000,000 restricted shares of common stock to all outstanding PMW security holders on a pro-rata basis, in exchange for which Burnam received 20,000,000 shares of PMW common stock, representing all of the issued and outstanding shares of PMW. All previously issued PMW shares were included in this share exchange, including the 2,100,000 shares sold between April 1 and August 6, 2003 and the shares issued in November 2002. Each and all of the ten selling shareholders identified in this prospectus were all of the original Burnam Management shareholders, and all received their shares in Public Media Works as a result of the share exchange. To our knowledge, all former Burnam Management shareholders were "accredited" within the meaning of the Securities Act of 1933, as amended (the "Act"), and all investors were unaffiliated with PMW prior to the share exchange. No brokers or finders were used in conjunction with this transaction and no commissions were paid in connection with this transaction. This transaction was exempt from registration under the act pursuant to Section 4(2) of the Act. This transaction was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by any investors in connection with this offering.

        From September 1, 2003 through February 23, 2004 the Company sold 512,500 shares of restricted common stock to 6 investors in exchange for $205,000. All investors were "accredited" within the meaning of the Securities Act of 1933, as amended (the "Act"), and all investors were unaffiliated. No brokers or finders were used in conjunction with this transaction and no commissions were paid in connection with this transaction. This transaction was exempt from registration under the act pursuant to Section 4(2) and Rule 506 of the Act. This transaction was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by any investors in connection with this offering.

Item 27. Exhibits.

Exhibit No.	Description
2.1	Share Exchange Agreement by and between Burnam Management, Inc. and Public Media Works, Inc., dated August 30, 2003 (9)
3.1	Certificate of Incorporation of Burnam Management, Inc. (1)
3.2	Certificate of Amendment of Certificate of Incorporation (2)
3.3	By-laws of Burnam Management, Inc. (1)
3.4	Amended By-laws of Public Media Works, Inc. (9)
4.1	Form of Stock Certificate (5)
5.1	Opinion by David B. Stockard, Attorney at Law (5)
10.1	Form of Letter of Intent for appearing talent (5)
10.2	Writers Agreement by and between Public Media Works, Inc. and Mr. Peter Soldinger, dated September 11, 2003 (5)
10.3	Writers Agreement by and between Public Media Works, Inc. and Mr. Peter Soldinger, dated February 3, 2004 (5)
10.4	Distribution Agreement by and between Public Media Works, Inc. and Regent Entertainment, Inc., dated February 9, 2004 (8)
10.5	Distribution Agreement by and between Public Media Works, Inc. and OBN Holdings, Inc., dated February 20, 2004 (6)
10.6	Agreement by and between Public Media Works, Inc. and Stone-Stanley Productions, dated October 10, 2003 (6)
10.7	Amendment to Agreement by and between Public Media Works, Inc. and Stone-Stanley Productions, dated April 22, 2004 (6)
10.8	Agency Representative Agreement by and between Public Media Works, Inc. and U4oria, Inc., dated January 29, 2004 (6)
10.9	Promissory Note by and between Public Media Works, Inc. and Mr. George Mainas, dated August 30, 2000 (6)
10.10	Memorialized Agreement by and between Public Media Works, Inc. and Mr. George Mainas, dated December 31, 2003 (5)
10.11	Agreement by and between Public Media Works, Inc. and Behind the Hedge Productions, dated February 27, 2004 (6)
10.12	Agreement by and between Public Media Works, Inc. and the American Basketball Association, dated February 5, 2004 (5)
10.13	Agreement by and between Public Media Works, Inc. and MMT Solutions, dated August 25, 2000 (6)
10.14	Letter of Termination and Release by and between Public Media Works, Inc. and MMT Solutions, dated June 2, 2003 (6)

10.15	Agreement by and between Public Media Works, Inc. and New Media Dimensions, Inc., dated August 8, 2003 (6)
10.16	Affiliation Agreement by and between Public Media Works, Inc. and Amazon.com, Inc., dated May 14, 2002 (5)
10.17	Affiliation Agreement by and between Public Media Works, Inc. and Allposters.com, Inc., dated May 14, 2002 (5)
10.18	Agreement by and between Public Media Works, Inc. and Charles Sherman Public Relations, dated September 22, 2003 (6)
10.19	Promissory Note by and between Public Media Works, Inc. and Old Tucson Company, dated December 19, 2003 (6)
10.20	Letter of Intent by and between Public Media Works, Inc. and Old Tucson Company, dated December 8, 2003 (6)
10.21	Agreement by and between Public Media Works, Inc. and Mike Wittlin, dated June 1, 2004 (7)
10.22	Agreement and letter of credit by and between Public Media Works, Inc. and George Mainas, dated August 18, 2004 (9)
10.23	Agreement by and between Public Media Works, Inc. and F. James McCarl, dated August 15, 2004 (10)
10.24	Joint Venture and Production Agreement by and between Neon DVD, Inc., Public Media Works, Inc. and Familian Productions, LLC, dated August 17, 2004 (10)
16.1	Letter on change in certifying accountant by Epstein, Weber & Conover, PLC, dated April 12, 2004 (3)
23.1	Consent of Burnham & Schumm, P.C.
23.2	Consent of David B. Stocker, Attorney at Law (4)

(1)
Incorporated by reference from the Company's Form 10-SB, as filed on March 29, 2000 (File No.: 0-29901).

(2)
Incorporated by reference from the Company's Form 8-K, as filed on September 8, 2003.

(3)
Incorporated by reference from the Company's Form 8-K, as filed on April 14, 2004.

(4)
Incorporated into Exhibit 5.1, attached hereto.

(5)
Incorporated by reference from Amendment No. 1 to the Company's Form SB-2, as filed on May 4, 2004.

(6)
Incorporated by reference from Amendment No. 2 to the Company's Form SB-2, as filed June 29, 2004.

(7)
Incorporated by reference from Amendment No. 1 to the Company's quarterly report on Form 10-QSB, as filed August 25, 2004.

(8)
Schedules are incorporated by reference from Amendment No. 2 to the Company's Form SB-2, as filed June 29, 2004.

(9)
Incorporated by reference from Amendment No. 3 to the Company's Form SB-2, as filed September 1, 2004.

(10)
Incorporated by reference from the Company's quarterly report on Form 10-QSB for the period ended August 31, 2004, as filed on October 15, 2004.

Item 28. Undertakings.

        In this Registration Statement, we are including undertakings required pursuant to Rule 415 of the Securities Act.

        Under Rule 415 of the Securities Act, we are registering securities for an offering to be made on a continuous or delayed basis in the future. The registration statement pertains only to securities (a) the offering of which will be commenced promptly, will be made on a continuous basis and may continue for a period in excess of 30 days from the date of initial effectiveness and (b) are registered in an amount which, at the time the registration statement becomes effective, is reasonably expected to be offered and sold within two years from the initial effective date of the registration.

        Based on the above-referenced facts and in compliance with the above-referenced rules, we include the following undertakings in this Registration Statement:

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

  (a)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (b)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (c)
  To include any material information distribution not previously disclosed in the material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Van Nuys, California on November 29, 2004.

Public Media Works, Inc.
/s/ THOMAS A. SZABO
By:	Thomas A. Szabo
Its:	Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ THOMAS A. SZABO Thomas A. Szabo	Chief Executive Officer and Chairman (principal executive officer)	November 29, 2004

/s/ CORBIN BERNSEN Corbin Bernsen	President and director	November 29, 2004

/s/ SHAUN D.C. EDWARDES Shaun D.C. Edwardes	Executive Vice President, Acting Chief Financial Officer and director (principal accounting officer and principal financial officer)	November 29, 2004

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SUMMARY
FINANCIAL SUMMARY INFORMATION
RISK FACTORS
USE OF PROCEEDS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL PROCEEDINGS
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF SECURITIES
INTEREST OF NAMED EXPERTS AND COUNSEL
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT INDEMNIFICATION OF DIRECTORS AND OFFICERS, AND LIMITATION OF LIABILITY AND INDEMNIFICATION
DESCRIPTION OF BUSINESS
STUDIO MARKET SHARE 2004 January 2 - May 2, 2004 Overall Gross: $2,779,403,652
DESCRIPTION OF PROPERTY
PUBLICLY AVAILABLE INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Executive Compensation
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY (A Development Stage Company) (Formerly Burnam Management, Inc.) CONSOLIDATED FINANCIAL STATEMENTS UNAUDITED AUGUST 31, 2004 AND AUDITED FEBRUARY 29, 2004 AND FEBRUARY 28, 2003
PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY (A Development Stage Company) (Formerly Burnam Management, Inc.) TABLE OF CONTENTS
Report of Independent Registered Public Accounting Firm
PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY (A Development Stage Company) (Formerly Burnam Management, Inc.) CONSOLIDATED BALANCE SHEETS
PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY (A Development Stage Company) (Formerly Burnam Management, Inc.) CONSOLIDATED STATEMENTS OF OPERATIONS
PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY (A Development Stage Company) (Formerly Burnam Management, Inc.) CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE PERIOD MARCH 3, 2000 (INCEPTION) THROUGH AUGUST 31, 2004
PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY (A Development Stage Company) (Formerly Burnam Management, Inc.) CONSOLIDATED STATEMENTS OF CASH FLOWS
PUBLIC MEDIA WORKS, INC. AND SUBSIDIARY (A Development Stage Company) (Formerly Burnam Management, Inc.) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES